UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant 

Check the appropriate box:
Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Vestin Fund III, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Units of Membership Interest in Vestin Fund III, LLC

(2)	Aggregate number of securities to which transaction applies:

[__________________]

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$_______ -- maximum projected distribution amount.

(4)	Proposed maximum aggregate value of transaction:

$________________(i)

(5)	Total fee paid:

(i)For the sole purpose of calculating the filing fee, we have estimated $_ per unit as the maximum amount distributable as of March 31, 2009 in connection with our dissolution, as calculated by dividing the total member’s equity of  ____________ by ____________, or the number of units issued and outstanding, as of March 31, 2009.  Actual distribution amounts payable to our members upon our dissolution will depend upon the factors and are subject to the risks described in this proxy statement. We cannot predict the amounts to be distributed if our dissolution is approved by members.  Members should not place any reliance on the estimated distribution amount set forth above in determining whether or not to approve our dissolution.

$_____________________

	Fee paid previously with preliminary materials.


Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

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(2)	Form, Schedule or Registration Statement no.:

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(3)	Filing Party:

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(4)	Date Filed:

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May 11, 2009
Dear Member:

You are cordially invited to attend a special meeting of the members (including any adjournment or postponement thereof, the “Special Meeting”) of Vestin Fund III, LLC, a Nevada limited liability company (the “Company”, “we”, “us” or “our”), to be held on July 2, 2009 at 10:00 a.m., Pacific Time, at the offices of the Company’s manager located at 6149 South Rainbow Boulevard, Las Vegas, Nevada 89118.  At the Special Meeting, you will be asked to approve the dissolution and winding up of the Company (the “Dissolution”) pursuant to the plan of complete liquidation and dissolution of the Company in the form set forth as Annex A in the proxy statement accompanying this letter (the “Plan”).

Due to limited assets and outstanding requests for redemption of our units, our manager does not believe that our assets are sufficient to continue to adequately diversify our mortgage loan portfolio.  In addition, we continue to bear substantial costs associated with being an SEC reporting company without realizing some of the benefits due in part to a lack of a public market for our membership units.  In light of limited opportunities to expand our operations and diversify our real estate loan portfolio, and the costs associated with being an SEC reporting company, and after considering other alternatives including continuing our business as presently conducted, our manager believes it is in the best interests of the Company and its members to approve the Plan and Dissolution.

If our members approved the Plan and Dissolution, we will

•	Cease any new investments in real estate loans;

•	Complete the orderly liquidation of our remaining assets either by sale to third parties or by servicing our existing real estate loans in accordance with their terms;

•	Pay or provide for the payment of our outstanding obligations and liabilities; and

•
Make distributions to our members of any available liquidation proceeds, less a reasonable reserve established for the payment of ongoing expenses and contingent liabilities, as soon as practicable following our receipt of proceeds from the payoff of our existing real estate loans or the sale of real estate held for sale.

Accompanying this letter you will find the formal Notice of the Special Meeting, which lists the matters to be considered and acted upon, as well as our proxy statement, which contains a discussion of the background of, reasons for and effects of the Plan and Dissolution.  We have also enclosed a proxy card, as well as our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is included as Annex B to the proxy statement.  The 2008 Annual Report contains audited consolidated financial statements for our most recently completed fiscal year and other information that may be of interest to our members.  We urge you to read the proxy statement and other enclosed materials carefully.

Approval of the Plan and Dissolution requires the affirmative vote of a majority of the outstanding units of membership interest.  Our manager recommends a vote FOR the approval of the Plan and Dissolution.  If you do not return your proxy card or fail to vote in person at the Special Meeting, it will have the same effect as voting against the Plan and Dissolution.  Whether or not you plan to attend the Special Meeting, we ask that you submit your proxy as promptly as possible.  You may do this by completing, signing and dating the enclosed proxy card and returning it in the accompanying postage-paid return envelope.  We appreciate your prompt cooperation.

Very truly yours,
Vestin Mortgage, Inc., Sole manager

Michael V. Shustek
Chairman of the Board, Chief Executive Officer and President

VESTIN FUND III, LLC
6149 S. Rainbow Blvd
Las Vegas, NV 89118
(702) 227-0965

NOTICE OF SPECIAL MEETING OF MEMBERS
TO BE HELD ON July 2, 2009

TO THE MEMBERS OF VESTIN FUND III, LLC:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the members of Vestin Fund III, LLC, a Nevada limited liability company (the “Company”, “we”, “us” or “our”), will be held on

July 2, 2009, at 10:00 a.m., Pacific Time, at 6149 South Rainbow Boulevard, Las Vegas, Nevada 89118, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.
To approve the dissolution and winding up of the Company pursuant to the plan of complete liquidation and dissolution of the Company in the form attached as Annex A to the proxy statement accompanying this Notice; and

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The foregoing matters are described in more detail in the enclosed proxy statement.  Our manager has fixed the close of business on May 6, 2009, as the record date (the “Record Date”) for the determination of the members entitled to notice of, and to vote at, the Special Meeting and any postponement or adjournment thereof.  As of the Record Date, there were 2,024,424 units of our membership interest issued and outstanding.  Only those members of record as of the close of business on the Record Date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof.  A list of members entitled to vote at the Special Meeting will be available for inspection on the day of the meeting at the place of the Special Meeting.

A proxy statement, proxy card, a postage prepaid return envelope and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is included in the proxy statement as Annex B accompany this Notice.

All members are cordially invited to attend the meeting in person.  Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience.  Should you receive more than one proxy because your units are registered in different names and addresses, each proxy should be signed and returned to assure that all of your units will be voted.  You may revoke your proxy at any time prior to the Special Meeting.  If you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted.

PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED ON THE PROXY CARD.

By Order of the Manager,
Vestin Mortgage, Inc.

By Michael V. Shustek
Chairman of the Board, Chief Executive Officer and President
Las Vegas, Nevada
May 11, 2009

This proxy statement is dated May 11, 2009 and is being first mailed to unit holders of the Company on or about May 11, 2009.

Mailed to Unit holders
on or about May 11, 2009

VESTIN FUND III, LLC
6149 S. Rainbow Blvd
Las Vegas, NV 89118
(702) 227-0965

PROXY STATEMENT FOR
SPECIAL MEETING OF MEMBERS
TO BE HELD ON July 2, 2009

The enclosed proxy is solicited on behalf of Vestin Mortgage, Inc., a Nevada corporation, in its capacity as the sole manager (the “Manager”) of Vestin Fund III, LLC, a Nevada limited liability company (the “Company”, “we”, “us” or “our”), for use at the 2009 Special Meeting of Members (the “Special Meeting”) to be held on July 2, 2009, at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the following purposes:

1.
To approve the dissolution and winding up of the Company (the “Dissolution”) pursuant to the plan of complete liquidation and dissolution of Company in the form attached as Annex A to this proxy statement  (the “Plan”); and

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Special Meeting will be held at 6149 South Rainbow Boulevard, Las Vegas, Nevada 89118.

Please vote your units by completing the enclosed proxy card and returning it in the enclosed envelope.  This proxy statement has information about the Special Meeting and was prepared by our Manager.

This proxy statement summarizes information about the proposals that we will submit for member consideration and action at the Special Meeting, as well as other information that you may find useful in deciding how to vote.  The enclosed proxy card is the document by which you actually authorize another person to vote your units in accordance with your instructions, as reflected on the proxy card.

Our principal executive offices are located at 6149 S. Rainbow Boulevard, Las Vegas, Nevada 89118.  Our telephone number is (702) 227-0965.  We are first mailing this proxy statement, the related proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 attached hereto as Annex B (the “2008 Annual Report”), on or about May 11, 2009 to our members of record as of the close of business on May 6, 2009, who are the members entitled to notice of and to vote at the Special Meeting.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement may contain statements that constitute forward-looking statements, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by these forward-looking statements.

In some cases you can identify forward-looking statements by terms such as “anticipate,” “project,” “may,” “intend,” “might,” “will,” “could,” “would,” “expect,” “believe,” “estimate,” “potential,” by the negative of these terms and by similar expressions.  Forward-looking statements include, but are not limited to, estimates as to the amount and timing of distributions to our members in connection with the Dissolution.  These forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, many of which are beyond our ability to control or predict.  You should not put undue reliance on any forward-looking statements.  These forward-looking statements present our estimates and assumptions only as of the date of this proxy statement.

Important factors that could cause actual results to differ materially and adversely from those expressed or implied by the forward-looking statements include:

•	General industry, economic and business conditions (which will, among other things, affect availability and cost of financing, interest rate fluctuations and operating expenses);

•	Declining values of the real estate securing our loans;

•	Constraints in the credit markets which impair the ability of our borrowers to obtain take-out financing;

•	Higher defaults on our loan portfolio than we expect;

•
Uncertainties relating to the implementation of our Dissolution and the Plan, including the risk factors set forth beginning on page 9 of this proxy statement that our members should consider, among other factors, when deciding whether to vote to approve the Plan and our Dissolution;

•	Changes in the legal and regulatory environment in our industry; and

•	Other risks inherent in the real estate lending business.

The above list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but by no means exhaustive.  Therefore, all forward-looking statements should be evaluated with the understanding of their inherent risk and uncertainty.  Except for our ongoing obligation to disclose material information as required by U.S. federal securities laws, we do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this proxy statement.

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Annex A – Plan of Complete Liquidation and Dissolution

Annex B – Annual Report of the Company on Form 10-K for the year ended December 31, 2008

SUMMARY TERM SHEET FOR PROPOSAL TO DISSOLVE AND LIQUIDATE THE COMPANY

The following briefly outlines the material terms of the proposed Plan and Dissolution, but does not summarize all of the information regarding the Plan and the Dissolution of the Company that is contained elsewhere in this proxy statement.  This information is provided to assist our members in their review of this proxy statement and in considering the proposed Plan and Dissolution, which are to be submitted for member approval at the Special Meeting.  However, this Summary Term Sheet may not contain all of the information that is important to you.  To understand fully the Plan and Dissolution being submitted for member approval, you should carefully read this proxy statement and the accompanying copy of the Plan in their entirety.

Overview of the Dissolution
If the Plan and our Dissolution are approved, we will:

•Cease any new investments in mortgage loans (referred to herein as “real estate loans”) following the filing of the articles of dissolution with the Secretary of State of Nevada;
•Complete the orderly liquidation of our remaining assets, by sale to third parties and/or by servicing our outstanding Mortgage Assets as defined in our Third Amended and Restated Operating Agreement (the “Operating Agreement”) in accordance with their terms;
•Pay or attempt adequately to provide for the payment of our known obligations;
•Establish a contingency reserve for the satisfaction of ongoing expenses and unknown or additional liabilities, with an initial reserve of approximately $1.8 million; and
•Make distributions to our members of available liquidation proceeds at such times and upon such terms as determined by our Manager in accordance with our operating agreement and Nevada  law.

Amounts to be Distributed
As of December 31, 2008, we had total assets of approximately $13.4 million and total liabilities of approximately $1.2 million.  Our assets include approximately $7.9 million of investments in real estate loans net of allowance for loan losses of approximately $5.4 million, of which approximately $5.5 million are non-performing loans net of allowance for loan losses of approximately $4.8 million.  Our assets also include approximately $2.7 million in real estate held for sale.  The actual amount of liquidation distributions will depend upon, among other factors:

•Payments by borrowers of interest and principal due on our existing real estate loans;
•The amounts we will receive through the sale or other disposition of real estate we have acquired through foreclosures; and
•The amounts deemed necessary or appropriate by our Manager to pay or provide adequately for all of our debts and liabilities.

There is no assurance that our borrowers will make timely payments on our outstanding loans.  Further, it may take many years to sell properties we currently own through foreclosures and the prices we will obtain for those assets will depend upon market conditions, which generally will be beyond our control.  Due to these uncertainties and other factors described in this proxy statement, we cannot predict the amount of liquidating distributions to our members.

Timing of Distributions
•We intend to make distributions on a quarterly basis of proceeds received from the pay-off of outstanding real estate loans and the sale of foreclosed properties (“Liquidating Distributions”)  The payment of Liquidating Distributions will be subject to a reasonable reserve we will establish for the payment of ongoing expenses and contingent liabilities (the “Reserve”).  The initial Reserve will be approximately $1.8 million.  However, our Manager will have authority to increase or decrease the amount of the Reserve with a view to ensuring that the Reserve is adequate to pay our outstanding obligations.

•We recently suspended monthly distributions of income to members and we do not expect to resume such distributions in the near future.  If in the future net income increases to the level that enables us to make distributions of income, then such amounts will be made on a quarterly basis, subject to the manager’s discretion to pay such amounts on a monthly basis.

•A final Liquidating Distribution will be made after we have completed the winding up of our business operations and made appropriate provision for any remaining obligations.  There is no time period required by the Plan, our operating agreement or applicable law within which the Company must wind up its affairs and complete its liquidation.  Based on information presently available to us about our loans, properties and market conditions, we currently believe the liquidation process should be substantially complete by August 31, 2014, although unexpected difficulties might prolong the process.

Reasons for the Proposal
Due to the limited assets and outstanding requests for redemptions, our Manager does not believe that our assets are sufficient to allow us to continue to diversify adequately our mortgage loan portfolio.  Further, because of our size and the lack of a public market for our units, we are not able to realize the benefits of our being an SEC reporting company even though we continue to bear the significant costs of being a reporting company.  For these reasons, as described in further detail below, our Manager believes it is in the best interests of the Company and its members to approve the Plan and our Dissolution.

Vote Required
The affirmative vote of a majority of the outstanding units is required to approve the Plan and Dissolution.  Units which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” the Plan and Dissolution, they will have the same effect as negative votes or votes “against” the Plan and Dissolution.

Dissenter’s Rights	Under Nevada law, members will not have dissenters’ appraisal rights in connection with the Plan or our Dissolution.
Member Liability
Under Nevada law, if we fail to create an adequate contingency reserve or if such reserve is insufficient to satisfy the ultimate aggregate amount of the Company’s expenses and liabilities, each member could be held liable for amounts due creditors to the extent of amounts the member received from the Company.

Amendment of Plan
The Manager may modify, amend or abandon the Plan to the extent permitted by Nevada law.  The Manager will not abandon the Plan or amend or modify the Plan in a manner that would have a material adverse effect upon our Members without first submitting such proposed amendment to the Members for approval.

Consequence of Non-Approval of the Plan and Dissolution	If our members do not vote to approve the Plan and Dissolution, our Manager currently intends to continue operating our business as a going concern as presently conducted.
Federal Income Tax Consequences
Approval of the Plan and Dissolution generally should not affect the U.S. federal income tax rules applicable to your investment in the Company.  Throughout the process of liquidation, the Company should continue to be treated as a partnership for federal income tax purposes.  Certain federal income tax consequences of the liquidation are summarized below under “Certain United States Federal Income Tax Considerations”.

Risk Factors
There are many factors that our members should consider when deciding whether to vote to approve the Plan and our Dissolution, including those factors set forth under “Risk Factors” commencing on page 9 of this proxy statement.

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QUESTIONS AND ANSWERS ABOUT THE PROPOSAL AND SPECIAL MEETING

These Questions and Answers summarize some of the information contained elsewhere in this proxy statement.  They are provided to assist our members in their review of this proxy statement and in considering certain matters to be acted upon at the Special Meeting.  However, they may not contain all of the information that is important to you.  To understand fully the proposals being submitted for member approval, as well as the procedures for voting and for the Meeting, you should carefully read this proxy statement in its entirety.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

What is the proposal?

Our Manager is proposing that the Company be dissolved and wound up prior to the expiration of its term currently set to expire on December 31, 2023 pursuant to Section 6.2.1 of the Operating Agreement and to liquidate and distribute our assets to our members pursuant to an orderly plan of liquidation, which plan of liquidation is set forth in Annex A attached hereto.  Section 6.2.1 of the Operating Agreement provides that our members may elect to dissolve and windup the Company prior to the expiration of the Company’s term upon the affirmative vote of holders of a majority of our outstanding membership units.  Following the adoption of the Plan, our Manager shall liquidate the assets of the Company as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties or by servicing the Company’s outstanding Mortgage Assets (as defined in our Operating Agreement) in accordance with their terms.  All sums of cash held by the Company as of the date of dissolution, together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be distributed in accordance with our operating agreement and Section 86.521 of the Nevada Revised Statutes.  Presently our investment objectives are to invest in real estate loans secured by deeds of trust and mortgages.  If the proposed Plan and Dissolution are approved, we will no longer be able to make new investments in Mortgage Assets, including new investments in real estate loans, with the exception that our Manager will have discretion to extend the maturity date of any loan in accordance with the terms of the loan and our business purpose will be limited to completing our dissolution and liquidation in accordance with the Plan.

Why is it being proposed?

We originally sought to raise $100,000,000, which we intended to invest in mortgage loans and income producing real property.  We raised approximately $30,000,000 and our assets as of December 31, 2008 for GAAP purposes were $13,447,000 as reflected in our balance sheet for the year ended December 31, 2008.  As a result, we have not been able to develop a diversified portfolio of mortgage loans.  In addition, as of December 31, 2008, members have outstanding requests to redeem their units as follows:  approximately $1.3 million in 2009, $1.2 million in 2010, $1.3 million in 2011, $0.5 million in 2012, $0.4 million in 2013, $0.2 million in 2014, $0.2 million in 2015, $0.4 million in 2016, $0.1 million in 2017, $0.1 million in 2018 and $44,000 in 2019, subject to unit valuation adjustments and results of operations.  Due to the limited assets and the redemptions, our Manager does not believe that our assets are sufficient to allow us to continue to diversify adequately our real estate loan portfolio.

Further, because of our size and the fact that our units are not listed or quoted for trading, we are not able to fully realize the benefits of being an SEC reporting company.  Our Manager believes that bearing the costs of being a reporting company without realizing the benefits is a competitive disadvantage for us and the expenses associated therewith further reduces the amount we have available for investments in Mortgage Assets and the distributions we are able to pay to Members.  In light of limited opportunities to significantly expand and diversify our real estate loan portfolio and operations due to limited assets and redemption requests, our Manager resolved to investigate opportunities to liquidate our portfolio, distribute net proceeds to our members and discontinue operations.

What are the risks of adopting the proposal?

There are many factors that our members should consider when deciding whether to vote to approve the Plan and our Dissolution, including those set forth under “Risk Factors” commencing on page 9 of this proxy statement.  Some significant factors to consider include the following:

•
Following member approval of the Plan and Dissolution, our dealings with borrowers and other third parties may be adversely affected if such parties seek to take advantage of our pending dissolution by refusing to make full payment of our outstanding loans, offering below market prices for foreclosed properties or taking other actions that might interfere with our ability to transact business on commercially reasonable terms.

•
We cannot provide any certainty as to the amount and timing of distributions.  There can be no assurance that borrowers will pay off the existing loans in a timely manner.  Further, it may take many years to sell properties currently owned by the Company pursuant to foreclosures by the Company.  Defaults on outstanding loans and difficulties encountered in selling foreclosed properties may reduce the amount of liquidating distributions we are able to pay to Members.

•	Our members will lose their redemption rights.

What alternatives to the Dissolution did the Manager consider?

Our Manager considered continuing the Company’s business as presently conducted.  However, our Manager determined that opportunities to achieve our goal of generating attractive investment returns for our members through these operations are limited due to the lack of sufficient assets needed to diversify our portfolio of Mortgage Assets.  In addition, our Manager considered the possibility of seeking an acquirer for the Company.  However, based upon the current state of the real estate lending market and the status of our loan portfolio, our Manager concluded any such transaction was unlikely to yield appropriate values for our members.

What amount will members receive from the Dissolution?

In connection with the Plan and Dissolution, we will distribute to our members the net proceeds we receive from the payoff of our outstanding real estate loans and the net proceeds we receive from the sale of our real estate held for sale, in each case, less a reasonable Reserve established to provide for payment of the Company’s ongoing expenses and contingent liabilities.  The initial Reserve will be approximately $1.8 million.  However, our Manager will have authority to increase or decrease the amount of the Reserve with a view to ensuring that the Reserve is adequate to pay our outstanding obligations.  The amount of liquidation distributions will depend upon, among other factors:

•	The ability of borrowers to pay off our existing loans secured by real estate in a timely manner;

•	The amounts we will receive through the sale or other disposition of real estate we acquire through foreclosures; and

•	The amounts deemed necessary or appropriate by our Manager to pay or provide adequately for all of our debts and liabilities.

Due to uncertainties associated with the ability of borrowers to repay our existing loans and the amount of proceeds we will receive from the sale of our foreclosed properties, we cannot provide any estimate as to the amounts we will distribute to our members as part of the Dissolution.  In particular, there is no assurance that our borrowers will make timely payments on our outstanding loans.  Further, it may take many years to sell properties we currently own through foreclosures and the prices we will obtain for those assets will depend upon market conditions, which generally will be beyond our control.  The amount we distribute will decrease to the extent that the value of our assets is less, or the amount of our liabilities or the amounts that we expend during liquidation are greater, than we anticipate.

When will members receive payments in connection with the Dissolution?

We intend to make Liquidating Distributions on a quarterly basis of proceeds received from the pay-off of outstanding loans and the sale of foreclosed properties.  The payment of  Liquidating Distributions will be subject to a reasonable Reserve for payment of ongoing expenses and contingent liabilities.  The initial Reserve will be approximately $1.8 million.  To the extent available, payment of distributable net income from interest received on outstanding loans will be made on a quarterly basis.  A final Liquidating Distribution will be made after we have completed the winding up of our business operations and made appropriate provision for any remaining obligations.

There is no time period required by the Plan, our operating agreement or applicable law within which the Company must wind up its affairs and complete its liquidation.  We anticipate that the liquidation of our real estate loans may take up to two years and the sale of foreclosed properties may take up to five years, with the Dissolution process being substantially completed by August 31, 2014.  There are a number of factors that could delay our anticipated timetable, including the following:

•
Delays in the sale of real estate held by us through foreclosures, which may take many years to complete due to the time required to resolve pending litigation and bankruptcy matters involving foreclosed properties and to identify suitable buyers and consummate the sale of such properties;

•	Delays in distributions resulting from defaults in the payment of interest or principal when due on our real estate loans;

•	Lawsuits or other claims asserted by or against us;

•	Unanticipated legal, regulatory or administrative requirements; and

•	Delays in settling our remaining obligations.

Will I receive monthly distribution payments from the Company if the Plan and Dissolution is approved.

We suspended payment of monthly distributions in August 2008 based upon our operating results.  We do not expect to resume such payments in the near future.  To the extent that our operations generate “Net Income Available for Distribution” (as defined in our Operating Agreement), then such payments will be distributed on a quarterly basis even if our members approve the Plan and Dissolution.  We expect that the amount of any such distributions will decrease in the months following the adoption of the Plan and Dissolution because we will not make any new investments in Mortgage Assets, and thus will not derive any additional Net Income Available for Distribution from such investments, following the adoption of the Plan and Dissolution.  Our Manager may make distributions of Net Income Available for Distribution on a monthly basis in the future should net income increase to a level where monthly distributions are warranted as determined by our Manager in its discretion.

Do I have appraisal or dissenters’ rights in connection with the Dissolution?

Under Nevada law, members will not have dissenters’ appraisal rights in connection with the Plan or our Dissolution.

What will happen if the Dissolution is not approved?

If the members do not approve the Plan, our Manager currently intends to continue to transact business by investing in loans secured by real estate and to consider alternative courses of actions.

What is the Manager’s recommendation?

Our Manager recommends that the members vote FOR the dissolution and winding up of the Company as set forth in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Who can attend the meeting?

Attendance at the Special Meeting is limited to our members.  Registration will begin at 9:00 a.m. Pacific Time and each member may be asked to present valid picture identification such as a driver’s license or passport.  Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Who can vote?

You can vote your units if our records show that you owned the units on May 6, 2009.  On May 6, 2009, the record date for determination of members entitled to notice of and to vote at the Special Meeting, 2,024,424 units were issued and outstanding.

Holders of units will vote at the Special Meeting as a single class on all matters.

How do I vote by proxy?

Follow the instructions on the enclosed proxy card to vote on each proposal to be considered at the Special Meeting.  Sign and date the proxy card and mail it back in the enclosed envelope. If the proxy card is properly signed and returned, the proxy holders named on the proxy card will vote your units as you instruct.  If you sign and return the proxy card but do not vote on a proposal, the proxy holders will vote for you on that proposal.  Unless you instruct otherwise, the proxy holders will vote FOR the approval of the Dissolution and winding up of the Company pursuant to the Plan set forth in Annex A attached hereto.

What if other matters come up at the Special Meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the Special Meeting.  If other matters are properly presented at the meeting, the proxy holders will vote your units in accordance with the recommendation of the Manager or, if no recommendation has been made, in their own discretion.

Can I change my vote after I return my proxy card?

Yes.  At any time before the vote on a proposal, you can change your vote either by filing with the Manager’s Secretary, at our principal executive offices at 6149 S. Rainbow Blvd., Las Vegas, NV 89118, a written notice revoking your proxy card or by signing, dating and returning to us a new proxy card.  We will honor the proxy card with the latest date.  You may also revoke your proxy by attending the Special Meeting and voting in person.

Can I vote in person at the Special Meeting rather than by completing the proxy card?

Although we encourage you to complete and return the proxy card, you are welcome to attend the Special Meeting and vote your units in person.

How are votes counted?

All votes will be tabulated by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes and abstentions.  Abstentions are counted as present for purposes of determining whether or not there is a quorum for the transaction of business.  Abstentions will be counted towards the tabulations of votes cast on proposals presented to the members and will have the same effect as negative votes.

We will have a quorum and be able to hold the Special Meeting if holders of a majority of the units entitled to vote either sign and return their proxy cards or attend the meeting.  If you sign and return your proxy card, your units will be counted to determine whether we have a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

The affirmative vote of a majority of the outstanding units is required to approve our Dissolution pursuant to the Plans set forth in Annex A attached hereto.

Who pays for this proxy solicitation?

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the members.  The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Manager.  No additional compensation will be paid to these individuals for any such services.  Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Who can help answer my questions?

If you have any questions about the proposed Plan and Dissolution, or if you need additional copies of this proxy statement, you should contact:

Vestin Fund III, LLC
6149 S. Rainbow Blvd.
Las Vegas, Nevada 89118
Attention: Michael V. Shustek
(702) 227-0965

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RISK FACTORS RELATING TO THE PLAN AND DISSOLUTION

There are many factors that our members should consider when deciding whether to vote to approve the Plan and our Dissolution, including but not limited to, the following factors set forth below.

If our members approve the Plan and our Dissolution, our dealings with potential buyers, borrowers and other third parties who become aware of our status as a dissolving company may be adversely affected.

If our members approve the Plan and Dissolution, we may have a more difficult time dealing with potential buyers, borrowers and other third parties who become aware of our status as a dissolving company.  In particular, we may not be able to locate a buyer willing to pay full fair market value on our real estate held for sale if such buyer is aware of our status as a dissolving company and our obligations to liquidate such assets as promptly as is practicable.  Further, although our borrowers will continue to be bound by the existing terms of their real estate loans following the approval of the Plan and Dissolution, if our borrowers default on such loans, they may seek to leverage our status as a dissolving company in negotiating settlements and compromises resulting from such defaults.  Accordingly, the amount we distribute to our members may be less than anticipated if our dealings with potential buyers, our borrowers and other third parties are adversely affected as a result of our status as a dissolving company.

We cannot determine with certainty the amount of distributions that we will make to our members.

The amount of distributions that we will make to our members upon Dissolution will depend on a variety of factors, including, but not limited to, the net proceeds we will receive from the sale of our remaining assets and from servicing our Mortgage Assets in accordance with their terms, the resolution of any litigation and other contingent liabilities, the amount of expenses being incurred in connection with the Dissolution, the amount required to settle known and unknown debts and liabilities, and other factors.  Due to uncertainties regarding payoff of our outstanding existing loans and the amounts we will receive from sales of our real estate held for sale, we cannot predict the amount of distributions that we will make to our members upon our Dissolution.  Accordingly, you will be asked to approve the Plan and our Dissolution without knowing how much you will receive in connection with our Dissolution.

Defaults in our real estate loans and any failure to recover the full value of our investment in real estate loans that have defaulted through the foreclosure of the underlying real estate collateral will reduce the amount of distributions that we will make to our members.

Following approval of the Plan, our Manager will liquidate the Company’s assets as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties or by servicing the Company’s outstanding Mortgage Assets in accordance with their terms.  Therefore, the amount of distributions will depend, in significant part, upon the ability of borrowers to pay off our existing real estate loans in a timely manner and the amounts we receive from the sale or other disposition of real estate we acquired through foreclosures.

As of December 31, 2008, we had in our portfolio approximately $5.5 million in non-performing loans, net of allowance for loan losses of approximately $4.8 million, which does not include allowances of approximately $0.7 million relating to the decrease in the property value for performing loans, and approximately $2.7 million of real estate held for sale for a total of approximately $8.2 million in non-performing assets, which represented approximately 67% of our total members’ equity and 61% of our total assets.  We believe this is largely attributable to difficulties in the real estate and credit markets.  At this time, we are not able to predict how long such difficult economic conditions will continue.

As of December 31, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash.  We are of the opinion that problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers.  We believe this lack of available funds has led to an increase in defaults on our loans.  Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers.  These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary to pay back our loans.

Thus, an extended period of illiquidity in the credit markets could result in a material increase in the number of our loans that are not paid back on time.  Any failure of our borrowers to pay interest and principal on our outstanding loans when due will reduce the amount of distributions to our members.

In addition, the amount of distributions will be reduced if we are unable to recover the full value of our investment in loans that have defaulted through foreclosure of the underlying real estate collateral.  We depend upon our real estate security to protect us on the loans that we make.  We depend upon the skill of independent appraisers to value the security underlying our loans.  However, notwithstanding the experience of the appraisers, they may make mistakes, or the value of the real estate may decrease due to subsequent events.  Our appraisals are generally dated within 12 months of the date of loan origination and may have been commissioned by the borrower.  Therefore, the appraisals may not reflect a decrease in the value of the real estate due to events subsequent to the date of the appraisals.  In addition, most of the appraisals were prepared on an as-if developed basis, which approximates the post-construction value of the collateralized property assuming such property is developed.  As-if developed values on raw land loans or acquisition and development loans often dramatically exceed the immediate sales value and may include anticipated zoning changes and successful development by the purchaser upon which development is dependent on availability of financing.  As most of the appraisals were prepared on an as-if developed basis, if the loan goes into default prior to completion of the project, the market value of the property may be substantially less than the appraised value.  As a result, there may be less security than anticipated at the time the loan was originally made.  If there is less security and a default occurs, we may not recover the full amount of our loan, thus reducing the amount of proceeds available to distribute.

Difficulties in the real estate markets may reduce the amounts we receive from the sale of properties that we own.

Real estate markets in the states where we operate, including Arizona, Nevada and California, have been adversely affected by declining values, increased rates of default on loans secured by real estate and constraints in the credit markets.  These conditions may continue for several years.  The amount of proceeds we are able to generate from the sale of real estate that we own may be adversely affected by such conditions.  While we will not be required to complete the sales of such properties in any specific time frame, a prolonged recession in real estate will likely have the affect of reducing the proceeds we generate from such sales and the amounts we have available to pay as liquidating distributions to Members.

There can be no assurances concerning the prices at which our real estate held for sale will be sold.

Real estate market values are constantly changing and fluctuate with changes in interest rates, the availability of suitable buyers, the perceived quality and dependability of income flows from tenancies and other factors that are generally beyond our control.  As a result, the actual prices at which we are able to sell our real estate held for sale may be less than the amounts we anticipate, which would result in a reduction in the amount we expect to distribute to our members upon Dissolution.  The amount available for distributions may also be reduced if the expenses we incur in selling our real estate held for sale are greater than anticipated.

We may not meet the anticipated timing for the Dissolution and liquidation.

Promptly following the Special Meeting, if our members approve the Plan and our Dissolution, we intend to file the Articles of Dissolution with the Secretary of State of the State of Nevada and work toward the sale of our remaining assets and the winding up of our remaining business.  We expect that the Company will make Distributions, subject to a Reserve, on a quarterly basis.  However, no assurance can be given as to the amounts to be distributed or the timing of distributions.  The Company will make a final Liquidating Distribution after we have completed the winding up of our business operations and made appropriate provision for any remaining obligations.  There is no time period required by the Plan, our Operating Agreement or law within which the Company must wind up its affairs and complete its liquidation.  During the process of winding up, the Manager will have the discretion to extend the maturity date of any loan in accordance with the terms of the loan.  We anticipate that the liquidation of our real estate loans may take up to two years and the sale of foreclosed properties may take up to five years, with the Dissolution process being substantially completed by August 31, 2014.  There are a number of factors that could delay our anticipated timetable, including the following:

•
Delays in the sale of real estate held by us through foreclosures, which may take many years to complete due to the time required to resolve pending litigation and bankruptcy matters involving foreclosed properties and to identify suitable buyers and consummate the sale of such properties;

•	Delays in distributions resulting from defaults in the payment of interest or principal when due on our real estate loans;

•	Lawsuits or other claims asserted by or against us;

•	Unanticipated legal, regulatory or administrative requirements; and

•	Delays in settling our remaining obligations.

You will no longer have any rights to cause the Company to redeem your units if the Plan and Dissolution is approved.

If the Plan and Dissolution is approved by our members, members will no longer have the right to have their units redeemed by us and we will no longer honor any and all outstanding redemption requests effective as of the adoption of the Plan and Dissolution by our members.  A member withdrawing between the first and second anniversaries of its purchase of the units is currently entitled to receive an amount equal to 90% of such member’s capital account as of the effective withdrawal date.  A member withdrawing after the second anniversary is currently entitled to receive an amount equal to the full value of such member’s capital account as of the effective withdrawal date.  These amounts may exceed the amount we will distribute as part of the Dissolution.  We cannot provide any assurance as to the ultimate amount of distributions to be made in the Dissolution, which will be subject to numerous factors, some of which are beyond our control, as described elsewhere in this proxy statement.

Due to the limitations imposed in our Operating Agreement on the ability to have units redeemed, there is a significant backlog of redemption requests.  In particular, as of December 31, 2008, the total redemptions made from inception were approximately $9.0 million.  The remaining requests to redeem, as of December 31, 2008, were estimated at approximately $1.3 million in 2009, $1.2 million in 2010, $1.3 million in 2011, $0.5 million in 2012, $0.4 million in 2013, $0.2 million in 2014, $0.2 million in 2015, $0.4 million in 2016, $0.1 million in 2017, $0.1 million in 2018 and $44,000 in 2019, subject to unit valuation adjustments and results of operations.  If the Plan and Dissolution is not approved, we intend to continue to honor outstanding redemption requests in accordance with the provisions of our Operating Agreement.  These redemption requests may take many years to complete and will reduce the amount of cash we have available for investments in Mortgage Assets, thereby further curtailing our ability to diversify our real estate loan portfolio.

The sales of our assets pursuant to the Plan will not be subject to further member approval.

If our members approve the Plan and Dissolution, our Manager will have the authority to sell any and all of the Company’s assets on such terms as the Manager determines appropriate.  The sale of the Company’s assets by the Company may be to one or more persons, at public or private sales.  Although the Manager currently anticipates that the Company’s assets will be sold to more than one person in more than one transaction, if the Manager receives proposals from persons interested in purchasing all of the Company’s assets, the Plan authorizes the Manager, and the Manager currently intends, to evaluate such proposals and any similar proposals.  Members will have no subsequent opportunity to vote on such matters and will, therefore, have no right to approve or disapprove the terms of such sales.

Our Manager may amend or abandon the Plan even if our members approve it if our Manager determines that doing so is in the best interest of the Company and our members.

Even if our members approve the Dissolution pursuant to the Plan, our Manager may amend or abandon the Plan without further member approval if it determines that doing so is in the best interest of the Company and our members.  Thus, the Manager may decide to conduct the Dissolution differently than described in this proxy statement or may elect to abandon and terminate the Plan and Dissolution altogether.

However, in the event that a modification or amendment appears necessary and will, in the judgment of our Manager, materially and adversely affect the interests of our members, such amendment or modification will be submitted to our members for approval.

We own certain of our Mortgage Assets jointly with other parties whose consent to sale of the properties we may not be able to obtain.

Some of our Mortgage Assets are jointly held with other parties, many of whom are affiliates whose loan portfolios are managed by our Manager.  Because of the nature of joint ownership, sale of these assets will require the Company and its co-owners to agree on the terms of each property sale before such sale can be effected.  The principal terms of sale on which we must reach agreement with the joint owners include sale price, payment terms, closing contingencies for the benefit of the buyer and post-closing obligations of the sellers to reimburse the buyer for losses incurred as a result of a breach of a representation or warranty made by the sellers with respect to these jointly held assets.  There can be no assurance that the Company and its co-owners will agree on satisfactory sales terms for any of such assets.  If the parties are unable to agree, the matter could ultimately go before a court of law, and a judicial partition could be sought.  These legal proceedings would entail additional expense and delay in completing the sale of the jointly owned Mortgage Assets.

Members may be liable to our creditors for the amount received from us if our reserves are inadequate.

If our members approve the Dissolution, we intend to dispose of our assets, discharge our liabilities and distribute to our members any remaining assets pursuant to the Plan.  Under Nevada law, if we make distributions and fail to maintain an adequate contingency reserve for payment of our expenses and liabilities, each member could be held liable for payment to our creditors of such amounts owed to creditors which we fail to pay.  The liability of any member would be limited to the amount of such liquidating distributions previously received by such member from us.  Accordingly, in such event, a member could be required to return all such distributions received from the Company.  If a member has paid taxes on liquidating distributions previously received, a repayment of all or a portion of such amount could result in a member incurring a net tax cost if the member’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable.  Any contingency reserve established by us may not be adequate to cover any expenses and liabilities.  As of December 31, 2008, our total liabilities were approximately $1.2 million.  We intend to establish a Reserve of approximately  $1.8 million to pay all outstanding obligations before the Company is dissolved.  The amount of the Reserve may be increased or decreased by our Manager based upon its evaluation of the amounts necessary to meet our obligations.

We will continue to incur claims, liabilities and expenses, which will reduce the amount available for distribution to members.

We will continue to incur claims, liabilities, and expenses as we wind up.  These expenses will reduce the amount ultimately available for distribution to our members.  If available cash and amounts received from the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, the amount of distributions to our members may be less than the amounts projected in this proxy statement.

We will continue to incur the expenses of complying with public company reporting requirements.

We currently comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended.  Such compliance is economically burdensome.  As of the record date, we have 504 record holders of membership interests.  Accordingly, we are not eligible to deregister as an SEC reporting company.  We may  seek relief from our public company reporting requirements from the Securities and Exchange Commission (the “SEC”).  We anticipate that, if we are unable to deregister our securities and have to pursue relief and such relief is granted, we will continue to file current reports on Form 8-K to disclose material events relating to our liquidation, along with any other reports that the SEC may require.  However, we cannot offer any assurances as to when, if ever, the SEC may grant such relief or as to the actual savings that we may realize should such relief be granted.

Recordation of transfers of our units on our unit transfer books will be restricted as of the Final Record Date, and thereafter it generally will not be possible for members to change record ownership of our units after the Record Date.

The Company intends to discontinue recording transfers of our units at the close of business on the date fixed by the Manager for filing the Articles of Dissolution (the “Final Record Date”).  Thereafter, our units will not be assignable or transferable on the books of the Company except by will, intestate succession or operation of law.  The proportionate interests of all of the members of the Company will be fixed in the books of the Company on the basis of their respective unit holdings at the close of business on the Final Record Date.  Further, after the Final Record Date, any distributions made by the Company will be made solely to the members of record at the close of business on the Final Record Date, except as may be necessary to reflect subsequent transfers recorded on the books of the Company as a result of any assignments by will, intestate succession or operation of law.

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THE SPECIAL MEETING

Time, Date and Place

The Special Meeting will be held on July 2, 2009 at 10:00 a.m., Pacific Time, at 6149 South Rainbow Boulevard, Las Vegas, Nevada  89118.

Proposals

At the Special Meeting, holders of our units of membership interest as of May 6, 2009 (the “Record Date”) will consider and vote upon the following matters:

1.	To approve the Dissolution of the Company pursuant to the Plan in the form attached as Annex A to this proxy statement; and

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Required Vote

The affirmative vote of a majority of the votes entitled to be cast by holders of our outstanding units of membership interest is required to approve each proposal presented at the Special Meeting.  A vote approving the Plan and Dissolution does not constitute a vote approving the second proposal permitting the Manager to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.  You must vote separately on each proposal.  Approval of the second proposal is not a condition to the Dissolution.

Voting Rights

Only holders of record of our units of membership interest on the Record Date will be entitled to vote at the Special Meeting.  As of the Record Date, 2,024,424 units of membership interest were issued and outstanding.

Quorum and Voting

The presence at the Special Meeting, either in person or by proxy, of persons entitled to vote a majority of the outstanding units of membership interest is necessary to constitute a quorum for the transaction of business at the Special Meeting.  Based on the number of Units outstanding as of the Record Date, 1,012,213 Units must be present in person or by proxy in order for a quorum to be convened.  Units which expressly abstain from voting and broker non-votes (shares held by brokers and other nominees or fiduciaries that are present at the Special Meeting but not voted on a particular matter) are counted for quorum purposes, but since they are not cast “for” a particular matter, they will have the same effect as negative votes or votes “against” a particular matter.

In the event that a quorum is not present at the time the Special Meeting is convened, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may propose to postpone or adjourn the Special Meeting and the persons named in the enclosed proxy will vote all membership units for which they have voting authority in the consideration of the adjournment.

Proxies; Revocation of Proxies

Any proxy given by a member may be revoked by the member at any time prior to the voting of the proxy, by delivering a written notice of revocation to our Secretary, by executing and delivering a later-dated proxy or by attending the Special Meeting and voting in person.

Unless contrary instructions are indicated, the votes entitled to be cast by units of membership interest represented by valid proxies will be cast FOR the approval of the Plan and Dissolution and FOR the approval of the second proposal permitting the Manager to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.  If a member gives specific voting instructions, the votes entitled to be cast by the member will be cast in accordance with such instructions.  In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby in accordance with their discretion on any other matters properly brought before the Special Meeting and discretionary authority to do so is included in the proxy.

The persons named as proxies are Michael V. Shustek and Daniel Stubbs.

Your vote is important.  Please return your marked proxy card promptly so your units of membership interest can be represented, even if you plan to attend the Special Meeting in person.

Member Proposal

The Meeting is a special meeting of the members of the Company. The Company is not required to, nor does it intend to, hold regular meetings of its members, unless required to do so by applicable law or otherwise necessary.  If an annual meeting is called in the future, any member who wishes to submit a proposal for consideration at the meeting must deliver notice of the proposal to our Manager in a reasonable time before the Manager begins to print and mail its proxy materials.

Cost of Solicitation

We will bear all costs of preparing, assembling and mailing this proxy statement and of soliciting proxies.  In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by other means, including telephone, facsimile, e-mail and in-person meetings.  We will also request that brokers, custodians and fiduciaries forward proxy soliciting material to the owners of membership units held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Delivery of Documents to Members

Pursuant to the rules of the SEC, the Company and services that it employs to deliver communications to its members are permitted to deliver to two or more members sharing the same address a single copy of this proxy statement.  Upon written or oral request, the Company will deliver a separate copy of this proxy statement to any member at a shared address who wishes to receive separate copies of such documents in the future.  Members receiving multiple copies of such documents may likewise request that the Company deliver single copies of such documents in the future.  Members may notify the Company of their requests by contacting us at the following telephone number and address:

Vestin Fund III, LLC
6149 S. Rainbow Blvd.
Las Vegas, Nevada 89118
Attention: Michael V. Shustek
(702) 227-0965

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MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

APPROVAL OF PLAN OF DISSOLUTION AND DISSOLUTION OF THE COMPANY

Background

Our current Operating Agreement provides that we shall invest in and purchase first, second, wraparound, participating and construction Mortgage loans, and do all things reasonably related thereto, including developing, managing and either holding for investment or disposing of real property acquired through foreclosure, either directly or through general partnerships or other joint ventures, all as further provided for in the Operating Agreement.

“Mortgage Assets” are defined as Mortgage Loan(s) (also referred to as real estate loans), an interest in the Mortgage Loans, or foreclosure properties that are held by the Company, directly or through a subsidiary.  “Mortgage Loans” are defined as investments of the Company that are notes, debentures, bonds and other evidence of indebtedness or obligations that are negotiable or non-negotiable, alone or in participation with other lenders, and secured or collateralized by Deeds of Trust or mortgages (hereafter referred to collectively as “deeds of trust”) on real property, an interest in a lease of real property, or a promissory note secured by a Deed of Trust on real property.  Mortgage Loans include, but are not limited to, construction mortgage loans, second mortgage loans, wrap-around all-inclusive loans, commercial property loans, bridge loans, acquisition and development loans and land loans originated by an affiliate of the Manager or unrelated third parties

At the Special Meeting, you will be asked to dissolve and wind up the Company pursuant to the Plan.  If the Plan is adopted, the Company will not make any new Mortgage Asset investments and our Manager will liquidate the Company’s assets as promptly as is consistent with recovering the fair market value thereof, either by sale to third parties or by servicing the Company’s outstanding Mortgage Assets in accordance with their terms following the Plan’s adoption.  All sums of cash held by the Company as of the date of dissolution, together with all sums of cash received by the Company during the winding up process from any source whatsoever, shall be distributed in accordance with our operating agreement and Section 86.521 of the Nevada Revised Statutes.  Accordingly, the Plan, if approved by our members, would eliminate the Company’s ability to invest in new Mortgage Asset investments and would limit the Company’s purpose to liquidating its assets in an orderly fashion in accordance with the Plan.

Reasons for the Plan and Dissolution

The factors considered by our Manager in determining whether to approve the Plan and Dissolution include those described below.  While all of these factors were considered, our Manager did not make determinations with respect to each of these factors separately.  Rather, our Manager made its judgment based on the total mix of information available to it.  In making its determination with respect to the Plan and Dissolution, our Manager considered a number of potential benefits, including those described below.

A primary consideration in determining whether to approve the Plan and Dissolution is whether the Company has sufficient assets to adequately diversify our real estate loan portfolio.  We originally sought to raise $100,000,000, which we intended to invest in real estate loans and income producing real property.  We raised approximately  $30,000,000 and our assets as reflected on our balance sheet as of December 31, 2008 were $13,447,000.  As a result, we have not been able to develop a diversified portfolio of real estate loans.

In addition, as of December 31, 2008, our member’s have outstanding requests to redeem their units as follows: approximately $1.3 million in 2009, $1.2 million in 2010, $1.3 million in 2011, $0.5 million in 2012, $0.4 million in 2013, $0.2 million in 2014, $0.2 million in 2015, $0.4 million in 2016, $0.1 million in 2017, $0.1 million in 2018 and $44,000 in 2019, subject to unit valuation adjustments and results of operations.  Redemptions by members leave us with less capital to invest in Mortgage Assets, making it more difficult to diversify our real estate loan portfolio.  Due to the limited assets and the redemptions, our Manager does not believe that our assets are sufficient to continue to diversify our real estate loan portfolio adequately.

Another key factor considered by our Manager is the substantial cost associated with operating the Company as a reporting company under the Securities Exchange Act of 1934, as amended.  Because the Company has more than 500 unit holders, we are required to file periodic and other reports with the SEC and to comply with other rules and regulations of the SEC.  The cost of this compliance, in terms of enhanced internal systems and controls, legal, accounting and other fees of third party advisors, as well as management time devoted to compliance, is substantial.  For the year ended December 31, 2008, such costs were approximately $197,000.  This cost can be readily justified for a larger company having substantially greater resources that is able to take advantage of the primary benefits of being a reporting company—access to the public markets to raise investment capital and the ability to use its shares of stock as a liquid acquisition currency.  Because of our size and the fact that our units are not listed or quoted for trading, we are not able to realize either of these benefits.  The Manager believes that bearing the costs of being a reporting company without realizing the full benefits is a competitive disadvantage for us.  In light of limited opportunities to significantly expand our operations and diversify our real estate loan portfolio due to limited assets and redemption requests, our Manager resolved to investigate opportunities to liquidate our portfolio, distribute net proceeds to our members and discontinue operations.

The Manager also identified and considered several potentially negative factors relating to the Plan and Dissolution.  These factors, as further described under the “Risk Factors” commencing on page 9 of this proxy statement, include the following:

•
Following member approval of the Plan and Dissolution, our dealings with borrowers and other third parties may be adversely affected if such parties seek to take advantage of our pending dissolution by refusing to make full payment of our outstanding loans, offering below market prices for foreclosed properties or taking other actions that might interfere with our ability to transact business on commercially reasonable terms.

•
We cannot provide any certainty as to the amount and timing of distributions.  There can be no assurance that borrowers would pay off the existing loans in a timely manner further decreasing Company distributions.  Further, it may take many years to sell properties currently owned by the Company pursuant to foreclosures by the Company.  Monthly distributions of Net Income Available for Distribution were suspended in August 2008 and their resumption, most likely on a quarterly basis, will depend upon an improvement of our operating results.

•	Our members will lose their redemption rights.

Our Manager reached its decision to approve the Plan and Dissolution after first exploring a number of strategic alternatives for the Company, including continuing its operations as presently conducted and exploring the sale of all or a substantial portion of our loan portfolio in a single transaction or series of related transactions.  However, our Manager determined that opportunities to achieve our goal of generating attractive investment returns for our members through the continuation of our operations as presently conducted are limited due to the lack of sufficient assets needed to diversify our portfolio of Mortgage Assets and our inability to borrow funds to significantly increase our diversification.  Further, although we have investigated a number of opportunities to sell all or a substantial portion of our portfolio of Mortgage Assets in a single transaction or series of related transactions, our Manager determined that, in light of current market conditions and the composition of our loan portfolio, a sale of our assets in a single transaction would not generate appropriate value for our Members.  Our Manager believes that greater value will be generated for our Members if we sell our properties individually as part of the Dissolution on the best available terms.  Based upon its consideration of these alternatives, the Manager determined that the Dissolution pursuant to the Plan is the course of action most likely to maximize Member value.

Taking all of these factors into consideration, including the Manager’s knowledge of our business and operations and its business judgment, our Manager concluded that the potentially negative factors were outweighed by the potential benefits to be gained by the Plan and Dissolution.  The Manager therefore has determined that the Dissolution pursuant to the Plan is in the best interests of the Company and its members.  In light of the wide variety of factors considered in connection with its evaluation of the Plan and Dissolution, the Manager did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

Powers of the Company Following Dissolution

If the Plan and Dissolution is approved, following the filing of the Articles of Dissolution with the Secretary of State of the State of Nevada, the Company will be prohibited from entering into or otherwise engaging in any trade or business and using the assets of the Company in furtherance thereof and its business purpose will be restricted to collecting and holding the assets of the Company, including the Manager’s discretion to extend the maturity date of any loan in accordance with the terms of the loan, conserving and protecting the assets prior to distribution to our members, and paying or otherwise disposing of remaining claims against us.  Following the filing of the Articles of Dissolution, we will cease making any new investments in Mortgage Assets and will complete the orderly liquidation of our remaining assets either by sale to third parties or by servicing our existing mortgage loans in accordance with their terms.

Dissolution Distributions

THE FACTORS INFLUENCING THE AMOUNT OF PROCEEDS DISTRIBUTED IN DISSOLUTION CANNOT BE QUANTIFIED WITH CERTAINTY AND ARE SUBJECT TO CHANGE; THEREFORE, YOU WILL NOT KNOW HOW MUCH YOU WILL RECEIVE AS A RESULT OF THE DISSOLUTION WHEN YOU VOTE ON THE PROPOSAL TO APPROVE THE PLAN AND DISSOLUTION.

As of December 31, 2008, we had $13,447,000 in assets, consisting of $1,484,000 in cash and cash equivalents, $985,000 in restricted cash, $360,000 in marketable securities–related party, $2,734,000 in real estate held for sale, $7,866,000 in investments in real estate loans, net of allowance for loan loss of $5,446,000, and $18,000 in interest and other receivables.  As of December 31, 2008, we had approximately $1,187,000 in liabilities, consisting of $135,000 in accounts payable and accrued liabilities, $985,000 in deferred income and $67,000 due to related parties.  As of December 31, 2008, total member’s equity was $12,260,000 and there were 2,248,825 outstanding Units.  As discussed further below, the actual amount to be distributed will depend upon, among other factors, the following:

•
The actual amount of expenses to be incurred in connection with the Plan and Dissolution, including any contingency reserves that the Company may establish to satisfy its known and unknown liabilities;

•	Further allowances on our investments in real estate loans;

•	Payment by our borrowers of principal and interest on our outstanding real estate loans in a timely manner; and

•	The amount we receive from the sale or other disposition of our real estate held for sale.

As of December 31, 2008, we had in our portfolio approximately $5.5 million in non-performing loans, net of allowance for loan losses of approximately $4.8 million, which does not include allowances of approximately $0.7 million relating to the decrease in the property value for performing loans, and approximately $2.7 million of real estate held for sale for a total of approximately $8.2 million in non-performing assets, which represented approximately 67% of our total members’ equity and 61% of our total assets.  In light of the substantial amount of our non-performing assets as a percentage of our members’ equity and total assets, and the uncertainties associated with recovering the value of such investments, we cannot predict with any certainty the actual amounts we will distribute to our members in connection with the Plan and Distribution, which will likely differ materially from the values attributed to our assets and liabilities on our balance sheet.

Estimated Expenses

Our liabilities as of December 31, 2008 were approximately $1.2 million.  In addition to satisfying the liabilities reflected on our balance sheet, we anticipate using cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating, overhead and administrative expenses;

•	expenses incurred in connection with the Dissolution and our liquidation; and

•	professional, legal, and accounting fees.

We currently estimate that such expenses will be in the range approximately of $40,000 and $60,000 a month, not including any contingency reserves that we may establish for the payment of those claims that are unknown or have not yet arisen or to account for loan or other investment losses.  We intend to establish an initial Reserve of approximately $1.8 million for the payment of ongoing expenses and contingent liabilities.  However, our Manager will have authority to increase or decrease the amount of the Reserve with a view to ensuring that the Reserve is adequate to pay our outstanding obligations.  The amount allocated by our Manager for contingency reserve will be deducted before the determination of amounts available for distribution to members.

The actual amount of any contingency reserve will be based upon estimates and opinions of our Manager, derived from consultations with management and outside experts, if the Manager determines that it is advisable to retain such experts, and a review of, among other things, the value of our non-performing assets and likelihood of repayment, our estimated contingent liabilities and our estimated ongoing expenses, including, without limitation, estimated professional, legal and accounting fees, rent, payroll and other taxes, miscellaneous office expenses, facilities costs and expenses accrued in our financial statements.  Even if established, a contingency reserve may not be sufficient to satisfy all of our obligations, expenses and liabilities, in which case a creditor could bring a claim against one or more of our members for each such member’s pro rata portion of the claim, up to the total amount distributed by us to that member pursuant to the Plan.

Investments in Real Estate Loans

As of December 31, 2008, we had five real estate loan products consisting of commercial, construction, acquisition and development, land and residential.  The effective interest rates on all product categories range from 6% to 15%.  Revenue by product will fluctuate based upon relative balances during the period.

Investments in real estate loans as of December 31, 2008, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and Development	--	$--	--%	--%	--%
Commercial	10	7,815,000	11.24%	58.71%	95.54%
Construction	4	1,622,000	10.50%	12.18%	102.60%
Land	4	3,875,000	12.31%	29.11%	94.76%
Total	18	$13,312,000	11.46%	100.00%	96.60%

Investments in real estate loans as of December 31, 2007, were as follows:

Loan Type	Number of Loans	Balance *	Weighted Average Interest Rate	Portfolio Percentage	Current Weighted Average Loan-To-Value, Net of Allowance for Loan Losses

Acquisition and Development	3	$3,138,000	12.77%	14.36%	62.80%
Commercial	10	9,108,000	11.17%	41.68%	81.84%
Construction	6	2,501,000	11.17%	11.45%	73.31%
Land	7	7,104,000	12.67%	32.51%	65.54%
Total	26	$21,851,000	11.89%	100.00%	72.70%

*	Please see Balance Sheet Reconciliation below.

The “Weighted Average Interest Rate” as shown above is based on the contractual terms of the loans for the entire portfolio including non-performing loans.  The weighted average interest rate on performing loans only, as of December 31, 2008 and December 31, 2007, was 10.40% and 11.61%, respectively.  Please see “Non-Performing Loans” and “Asset Quality and Loan Reserves” below for further information regarding performing and non-performing loans.

Loan-to-value ratios are generally based on the most recent appraisals and may not reflect subsequent changes in value and include allowances for loan losses.  Recognition of allowance for loan losses will result in a maximum loan-to-value ratio of 100% per loan.

The following is a schedule of priority of real estate loans as of December 31, 2008 and December 31, 2007:

Loan Type	Number of Loans	December 31, 2008 Balance *	Portfolio Percentage	Number of Loans	December 31, 2007 Balance *	Portfolio Percentage

First deeds of trust	14	$12,326,000	92.59%	25	$21,551,000	98.63%
Second deeds of trust	4	986,000	7.41%	1	300,000	1.37%
Total	18	$13,312,000	100.00%	26	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

The following is a schedule of contractual maturities of investments in real estate loans as of December 31, 2008:

Non-performing and past due loans (a)	$11,857,000
January 2009 – March 2009	468,000
April 2009 - June 2009	200,000
July 2009 - September 2009	--
October 2009 - December 2009	118,000
January 2010 – March 2010	469,000
Thereafter	200,000

Total	$13,312,000

(a)	Amounts include the balance of non-performing loans and loans that have been extended subsequent to December 31, 2008.

The following is a schedule by geographic location of investments in real estate loans as of December 31, 2008 and December 31, 2007:

	December 31, 2008 Balance *	Portfolio Percentage	December 31, 2007 Balance *	Portfolio Percentage

Arizona	$2,672,000	20.07%	$3,864,000	17.68%
California	1,400,000	10.52%	2,150,000	9.84%
Nevada	5,370,000	40.34%	10,140,000	46.40%
Oklahoma	1,000,000	7.51%	1,000,000	4.58%
Oregon	2,670,000	20.06%	3,297,000	15.09%
Texas	200,000	1.50%	1,400,000	6.41%
Total	$13,312,000	100.00%	$21,851,000	100.00%

*	Please see Balance Sheet Reconciliation below.

Balance Sheet Reconciliation

The following table reconciles the balance of the loan portfolio to the amount shown on the accompanying Balance Sheets.

	December 31, 2008 Balance (a)	December 31, 2007 Balance
Balance per loan portfolio	$13,312,000	$21,851,000
Less:
Allowance for loan losses (b)	(5,446,000)	(1,026,000)
Balance per balance sheet	$7,866,000	$20,825,000

(a)
We recognized an impairment loss of $47,000, which was applied to the 2503 Panorama, LLC loan balance, related to the restructuring of a loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  As of December 31, 2008, we, VRM I and VRM II recognized an allowance for loan loss of approximately $4.0 million, of which our portion was approximately $0.3 million, related to this loan.

(b)	Please refer to Specific Reserve Allowance below.

Non-Performing Loans

As of December 31, 2008, we had nine loans considered non-performing (i.e., based on current information and events, it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement or when the payment of interest is 90 days past due).  These loans are currently carried on our books at a value of approximately $5.5 million, net of allowance for loan losses of approximately $4.8 million, which does not include the allowances of approximately $0.7 million relating to the decrease in the property value for performing loans as of December 31, 2008.  These loans have been placed on non-accrual of interest status and are the subject of pending foreclosure proceedings.  At December 31, 2008, the following loans were non-performing:

•
Monterrey Associates, L.P. is a non-performing loan, which was originally secured by various real estate collateral, including a 248 unit apartment complex in Oklahoma City, Oklahoma.  The outstanding balance on the loan is approximately $4.4 million, of which our portion is $1.0 million.  As of December 31, 2008, this loan has been considered non-performing for the last twenty-eight months.  Our manager brought foreclosure and other legal proceedings to protect our interest in the collateral.  The borrowers have alleged that our lien on the Oklahoma City apartment complex was extinguished as a result of our foreclosure of a Deed of Trust and sale of other collateral located in Kansas City, Missouri securing the non-performing loan.  We filed a Petition to set aside the sale of the Missouri collateral, which the court dismissed.  We appealed the dismissal and are awaiting a decision.  We are vigorously contesting Monterrey’s position; however, we cannot determine at this time the outcome of these legal proceedings.  As of December 31, 2008, based on our manager’s evaluation, our manager has provided a specific allowance for the full amount of the loan totaling approximately $4.4 million, of which our portion is approximately $1.0 million.

•
World Capital Durango Alpha is a loan to provide financing for the development of 9.27 acres of land located in Las Vegas, NV with an outstanding balance of approximately $7.1 million of which our portion is $1.0 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  On October 29, 2008, the borrower filed for bankruptcy protection.  Our manager was successful in lifting the automatic stay from bankruptcy, and has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  The foreclosure sale is scheduled for March 30, 2009.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance totaling approximately $2.0 million, of which our portion is approximately $0.3 million.

•
Peoria 180, LLC is a loan, with a variable interest rate, to provide financing for the development of 171 acres located in Glendale, Arizona with an outstanding balance of $18.0 million of which our portion is approximately $1.2 million and is secured by a first lien on the property and guaranteed by the principals of the borrower.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  Our manager has commenced foreclosure proceedings and has been awarded a default judgment against the guarantors for approximately $24.4 million, although it cannot be determined at this time how much, if any, can be recovered from the guarantors.  On September 26, 2008, the borrower filed for bankruptcy protection.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $15.0 million, of which our portion is approximately $1.0 million.  On March 23, 2008, we, VRM I and VRM II, sold the Peoria 180, LLC loan to an unrelated third party for $3.0 million.  The sale resulted in no gain or loss.

•
Redwood Place, LLC is a loan that provided for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $15.0 million, of which our portion is approximately $1.3 million.  The loan matured on April 5, 2008, and the borrower failed to either pay the loan or extend the term.  As of December 31, 2008, this loan has been considered non-performing for the last eight months.  Our manager has commenced both foreclosure proceedings and litigation against the personal guarantors in order to enforce the personal guarantees.  On August 27, 2008, the borrower filed for bankruptcy protection.  On September 30, 2008, we, VRM I, and VRM II reached a tentative settlement agreement with the borrower to foreclose upon the property.  The guarantors entered into a confession of judgment for an amount of $1.1 million and agreed to pay annual deficiency payments starting on September 30, 2009, monthly interest payments starting on November 1, 2008 and accrued property taxes due on or before November 28, 2008.  The guarantors are currently in default under the settlement agreement, and we intend to proceed against them, however it cannot be determined at this time how much, if any, will be collected.  As of December 31, 2008, based on our manager’s evaluation and pending sales agreement, our manager has provided a specific allowance of approximately $7.0 million, of which our portion is approximately $0.6 million.  On January 16, 2009, we, VRM I, and VRM II foreclosed upon Redwood Place, LLC and classified the property as real estate held for sale.  During February 2009, our manager received a sales agreement to purchase the property for approximately $8.7 million, of which our portion would be approximately $0.7 million.  There can be no assurance that the sale will be completed.

•
WCP Warm Springs Holdings 1, LLC is a loan to provide financing for 10 acres of vacant land located in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $8.5 million, of which our portion is $1.4 million.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  On October 29, 2008, the borrower filed for bankruptcy protection.  Our manager was successful in lifting the automatic stay, and has commenced both foreclosure proceedings and litigation to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $4.1million, of which our portion is approximately $0.7 million.

•
Babuski, LLC is a loan to provide financing for 9.23 acres of land in Las Vegas, NV.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $9.5 million, of which our portion is approximately $0.3 million.  The borrowers defaulted and the loan became non-performing.  On October 16, 2008, we, VRM I and VRM II entered into a forbearance agreement to postpone the foreclosure date on the property.  The guarantor paid $250,000 for cost and interest due related to the loan.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of December 31, 2008.

•
Barger Road Cottages, LLC is a commercial loan to provide financing for the Alpine Meadow Retirement Community, consisting of 23 cottage units with garages, community building and surplus land, located in Eugene, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $6.0 million, of which our portion is approximately $1.5 million.  As of December 31, 2008, this loan has been considered non-performing for the last seven months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  On January 7, 2009, the main principal of the borrower filed for bankruptcy protection and has filed a motion to enjoin us from proceeding to foreclose.  Our legal counsel is opposing the motion and is confident that we will prevail in our position.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has concluded that the current value of the underlying collateral should be sufficient to protect us from loss of principal.  No specific allowance was deemed necessary as of December 31, 2008.

•
Lohrey Investments, LLC is a commercial loan to provide financing for income producing property located in Gilroy, CA.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is $16.0 million, of which our portion is $1.4 million.  As of December 31, 2008, this loan has been considered non-performing for the last six months.  Our manager has commenced foreclosure proceedings, and has been awarded a default judgment against the guarantors for approximately $21.3 million, although it cannot be determined at this time how much, if any, can be recovered from the guarantors.  During October 2008, the tenant, who is a related party to the borrower, filed for bankruptcy protection and then on January 6, 2009 the borrower filed for bankruptcy protection.  On February 11, 2009, the guarantors filed for bankruptcy protection.  The property is not currently generating any income.  As of December 31, 2008, based on our manager’s evaluation and an updated appraisal, our manager has provided a specific allowance of approximately $7.2 million, of which our portion is approximately $0.6 million.

•
Cascadia Canyon, LLC is a commercial loan to provide financing for 12.39 acres of land plus the SUMCO North Campus, SUMCO South Campus located in Salem, OR.  The loan is secured by a first lien on the property, and is guaranteed by principals of the borrower.  The outstanding balance on the loan is approximately $19.5 million, of which our portion is approximately $1.2 million.  As of December 31, 2008, this loan has been considered non-performing for the last five months.  Our manager has commenced foreclosure proceedings, and is proceeding with legal action to enforce the personal guarantees.  As of December 31, 2008, based on our manager’s evaluation, an updated appraisal and current sales price, our manager has provided a specific allowance totaling approximately $10.3 million, of which our portion is approximately $0.6 million.

The following schedule summarizes the non-performing loans as of December 31, 2008:

Loan Name	Balance at December 31, 2008	Allowance for Loan Loss **	Net Balance at December 31, 2008	Maturity Date	Number of Months Non-Performing	Percentage of Total Loan Balance
Monterrey Associates, L.P.	$1,000,000	$(1,000,000)	$--	9/1/2006	28	23%
World Capital Durango Alpha (2)	1,000,000	(282,000)	718,000	5/16/2008	8	14%
Peoria 180, LLC	1,182,000	(985,000)	197,000	6/30/2008	8	7%
Redwood Place, LLC	1,290,000	(601,000)	689,000	4/5/2008	8	9%
WCP Warm Springs Holdings 1, LLC	1,400,000	(673,000)	727,000	5/10/2008	7	16%
Babuski, LLC	293,000	--	293,000	6/17/2008	7	3%
Barger Road Cottages, LLC	1,520,000	--	1,520,000	12/5/2008	7	25%
Lohrey Investments, LLC	1,400,000	(630,000)	770,000	10/29/2008	6	9%
Cascadia Canyon, LLC	1,150,000	(606,000)	544,000	2/12/2009	5	6%
Total	$10,235,000	$(4,777,000)	$5,458,000

*	Please refer to Specific Reserve Allowances below.

Our manager periodically reviews and makes a determination as to whether the allowance for loan losses is adequate to cover any potential losses.  Management’s evaluation may include, but is not limited to, appraisals, real estate broker comps, the borrower’s current financial standing and other market conditions.  Additions to the allowance for loan losses are made by charges to the provision for loan losses.  Recoveries of previously charged off amounts are credited to the allowance for loan losses or included as income when the asset is disposed.  As of December 31, 2008, we have provided specific reserves, related to seven non-performing loans and seven performing loans, of approximately $5.4 million.  Our manager evaluated the loans and, based on current estimates regarding the value of the remaining underlying collateral or the borrowers’ ability to pay, believes that such collateral is sufficient to protect us against further losses of principal.  However, such estimates could change or the value of underlying real estate could decline.  Our manager will continue to evaluate these loans in order to determine if any other allowance for loan losses should be recorded in future periods.

Because any decision regarding the allowance for loan losses reflects a judgment about the probability of future events, there is an inherent risk that such judgments will prove incorrect.  In such event, actual losses may exceed (or be less than) the amount of any reserve.  To the extent that we experience losses greater than the amount of our reserves, we may incur a charge to our earnings that will adversely affect our operating results and the amount of any distributions payable to our members.

Specific Reserve Allowances

The following table is a roll-forward of the allowance for loan losses for the year ended December 31, 2008.  Following the table is a discussion of the status of each identified loan and the reasons for the recording of additional reserves during the year ended December 31, 2008.

Description	Balance at December 31, 2007	Specific Reserve Allocation	Sales & Transfers to REO	Balance at December 31, 2008
Monterrey Associates, L.P.	$545,000	$455,000	$--	$1,000,000
Brawley CA 122, LLC	255,000	--	(255,000)	--
Peoria 180, LLC	108,000	877,000	--	985,000
Terravita, LLC (a)	118,000	--	--	118,000
V & M Homes at the Palms, Inc.	--	839,000	(839,000)	--
Redwood Place, LLC	--	601,000	--	601,000
2503 Panorama, LLC (a)	--	322,000	--	322,000
MRPE, LLC	--	240,000	(240,000)	--
Silver Star Destinations, LLC	--	144,000	(144,000)	--
WCP Warm Springs Holdings 1, LLC	--	673,000	--	673,000
Lohrey Investments, LLC	--	630,000	--	630,000
World Capital Durango Alpha (2)	--	282,000	--	282,000
Wolfpack Properties, LLC (a)	--	71,000	--	71,000
ExecuSuite Properties, LLC (a)	--	34,000	--	34,000
SE Property Investments, LLC (a)	--	26,000	--	26,000
Devonshire, LLC (a)	--	91,000	--	91,000
Building A, LLC & Building C, LLC (a)	--	7,000	--	7,000
Cascadia Canyon, LLC	--	606,000	--	606,000
Total	$1,026,000	$5,898,000	$(1,478,000)	$5,446,000

(a)	As of December 31, 2008, these loans were considered performing.

Monterrey Associates, L.P. – As of December 31, 2008, our manager has provided a specific reserve allowance for the outstanding balance of the loan, related to a non-performing commercial loan on a 248-unit apartment complex in Oklahoma City, OK, of approximately $4.4 million, of which our portion was $1.0 million.  This specific reserve allowance was based on our manager’s evaluation and an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2008, and our manager’s evaluation.  Our manager will continue to evaluate our position in the loan.

Peoria 180, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a land loan on property located in Glendale, AZ, of approximately $15.0 million, of which our portion was approximately $1.0 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan obtained by our manager during February 2009.  As of December 31, 2008, the loan was considered non-performing.  On March 23, 2008, we, VRM I and VRM II, sold the Peoria 180, LLC loan to an unrelated third party for $3.0 million.  The sale resulted in no gain or loss.

Terravita, LLC – During the year ended December 31, 2007, our manager provided a specific reserve allowance, related to a commercial loan on a 100-unit condominium/apartment project in North Las Vegas, NV, totaling approximately $0.7 million, of which our portion was approximately $0.1 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan and evaluation of the borrower, obtained by our manager during January 2008.  During February 2008, the loans on the Terravita LLC property, with first and second positions were rewritten into one loan, which included a principal pay down of $6.6 million, with a second position totaling approximately $3.1 million of which our portion is approximately $0.5 million.  The terms of the rewritten loan remain the same as those of the original loans and the loan was performing as required as of December 31, 2008.  Our manager will continue to evaluate our position in the loan.

Redwood Place, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan for the acquisition and conversion to condominiums of a 186-unit apartment complex located in Phoenix, Arizona, of approximately $7.0 million, of which our portion was approximately $0.6 million.  This specific reserve allowance was based on our manager’s evaluation and pending sales agreement, obtained by our manager during February 2009.  Our manager will continue to evaluate our position in the loan.  On January 16, 2009, we, VRM I, and VRM II foreclosed upon Redwood Place, LLC and classified the property as real estate held for sale.  During February 2009, our manager received a sales agreement to purchase the property for approximately $8.7 million, of which our portion would be approximately $0.7 million.  There can be no assurance that the sale will be completed.

2503 Panorama, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan for a 5,700 square foot penthouse located on the 25th floor of Panorama Towers I in Las Vegas, NV, of approximately $4.0 million, of which our portion is approximately $0.3 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during February 2009.  In addition, we recognized an impairment loss of $47,000, which was applied to the loan balance, related to the restructuring of the loan, whereby the interest rate was reduced from 12% to 6% starting in May 2008.  Our manager will continue to evaluate our position in the loan.

WCP Warm Springs Holdings 1, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on 10 acres of vacant land located in Las Vegas, NV, of approximately $4.1 million, of which our portion is approximately $0.7 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during September 2008.  Our manager will continue to evaluate our position in the loan.

Lohrey Investments, LLC – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on income producing property located in Gilroy, CA, of approximately $7.2 million, of which our portion is approximately $0.6 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during October 2008.  Our manager will continue to evaluate our position in the loan.

World Capital Durango Alpha, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a non-performing loan on 9.27 acres of land located in Las Vegas, NV, of approximately $2.0 million, of which our portion is approximately $0.3 million.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Casciadia Canyon, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to an non-performing loan on 12.39 acres of land plus the SUMCO North Campus, SUMCO South Campus located in Salem, OR, of approximately $10.3 million, of which our portion is approximately $0.6 million.  This specific reserve allowance was based on the current sales price of the underlying collateral for this loan.  Our manager will continue to evaluate our position in the loan.

Wolfpack Properties, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on a 22,000 SqFt Class A Office Building "B" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $1.2 million, of which our portion is $71,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

ExecuSuite Properties, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "D" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $0.6 million, of which our portion is $34,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

SE Property Investments, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "E" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $0.4 million, of which our portion is $26,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Devonshire, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a performing loan on 22,000 SqFt Class A Office Building "F" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of approximately $1.6 million, of which our portion is $91,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

Building A, LLC & Building C, LLC, – As of December 31, 2008, our manager has provided a specific reserve allowance, related to a second lien position performing loan on 3.18 acres of land lying within the Village Business Park and a 45,622 SqFt Office Building "C" of Village Business Park located on 1.48 acres of land located in Las Vegas, NV, of $106,000, of which our portion is $7,000.  This specific reserve allowance was based on an updated appraisal of the underlying collateral for this loan, obtained by our manager during January 2009.  Our manager will continue to evaluate our position in the loan.

As of December 31, 2008, all of our loans provided for payments of interest only with a “balloon” payment of principal payable in full at the end of the term.  The success of a borrower’s ability to repay its real estate loan obligation in a large lump-sum payment may be dependent upon the borrower’s ability to refinance the obligation or otherwise raise a substantial amount of cash.  We are of the opinion that problems in the sub-prime residential mortgage market have adversely affected the general economy and the availability of funds for commercial real estate developers.  We believe this lack of available funds has led to an increase in defaults on our loans.  Furthermore, problems experienced in U.S. credit markets since the summer of 2007 have reduced the availability of credit for many prospective borrowers.  These problems have made it more difficult for our borrowers to obtain the anticipated re-financing necessary to pay back our loans.  Thus, an extended period of illiquidity in the credit markets could result in a material increase in the number of our loans that are not paid back on time.  Any further increases in our non-performing loans may decrease the amount we distribute to our members in connection with the Plan and Dissolution.

Real Estate Held For Sale

The amount of distributions in connection with the Plan and Dissolution also will depend upon the value we receive upon the sale or other disposition of our real estate held for sale.  The amount we distribute to our members in connection with the Plan and Dissolution will decrease if we are unable to recover the full value of our investments in real estate loans that have defaulted through the sale of the underlying collateral.  It may take many years to sell properties we hold through foreclosures and we cannot predict the prices we will obtain for those assets, which will depend upon market conditions that are generally beyond our control.

At December 31, 2008, we held seven properties with a total carrying value of approximately $2.7 million, which were acquired through foreclosure and recorded as investments in real estate held for sale.  None of these properties generated income from rentals or other sources during the year ended December 31, 2008.  Expenses incurred during the year ended December 31, 2008, related to our real estate held for sale totaled approximately $3.5 million.  These expenses included approximately $3.3 million in write-downs on real estate held for sale.  The summary below includes our percentage of ownership in each of the properties.  Our investments in real estate held for sale are accounted for at the lower of cost or fair value less costs to sell with fair value based on appraisals and knowledge of local market conditions.  It is not our intent to invest in or own real estate as a long-term investment.  We seek to sell properties acquired through foreclosure as quickly as circumstances permit.  Set forth below is a roll-forward of investments in real estate held for sale during the year ended December 31, 2008, followed by a discussion of the basis for recording additional write-downs during the year ended December 31, 2008:

Description	Date Acquired	Percentage of Ownership	Balance at December 31, 2007	Acquisitions	Write Downs	Cash Reductions	Net Cash Proceeds on Sales	Gain (Loss) on Sale of Real Estate	Balance at December 31, 2008

Rio Vista Nevada, LLC (1)	12/21/2006	2%	$546,000	$--	$(502,000)	$--	$--	$--	$44,000
Pirates Lake, LTD (2)	2/5/2008	16%	--	1,400,000	(1,068,000)	(29,000)	--	--	303,000
Forest Development, LLC (3)	3/7/2008	12%	--	301,000	(89,000)	--	(174,000)	(38,000)	--
Brawley CA 122, LLC (4)	5/1/2008	33%	--	495,000	(189,000)	--	--	--	306,000
V & M Homes at the Palms, Inc. (5)	7/15/2008	36%	--	549,000	(131,000)	--	--	--	418,000
MRPE, LLC (6)	8/11/2008	8%	--	1,160,000	(630,000)	--	--	--	530,000
Jeffrey's Court, LLC (7)	9/3/2008	20%	--	1,000,000	(275,000)	--	--	--	725,000
Cliff Shadows Properties, LLC (8)	9/8/2008	4.8%	--	811,000	(403,000)	--	--	--	408,000

Total			$546,000	$5,716,000	$(3,287,000)	$(29,000)	$(174,000)	$(38,000)	$2,734,000

(1)
Rio Vista Nevada, LLC – During December 2006, we, VRM I and VRM II acquired through foreclosure proceedings 480 residential building lots and two single family dwellings in Rio Vista Village Subdivision in Cathedral City, CA.  During the year ended December 31, 2008, our manager evaluated the carrying value of real estate acquired through foreclosure located in Cathedral City, California.  Based on our manager’s evaluation and an updated appraisal obtained during February 2009, the property was written down approximately $25.95 million, of which our portion was approximately $0.5 million, during the year ended December 31, 2008.

(2)
Pirates Lake, LTD – During February 2008, we, VRM I and VRM II acquired through foreclosure proceedings approximately 46.75 acres of land in Galveston, TX.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in October 2008 and the current sales price, the property was written down approximately $6.5 million, of which our portion was approximately $1.1 million.  During June 2008, we received a deposit refund totaling $29,000.  The property is currently listed for sale at $2.0 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I and VRM II.

(3)
Forest Development, LLC – During March 2008, we, VRM I and VRM II acquired through foreclosure proceedings two 4,000 square foot single family residences, together with the four remaining lots in a subdivision, located on Mt. Charleston, NV.  Our manager has evaluated the carrying value of the property and based on that evaluation the property was written down approximately $0.8 million, of which our portion was approximately $0.1 million.  During September 2008, we, VRM I and VRM II sold this property for approximately $1.4 million, of which our portion was approximately $0.2 million.  The sale resulted in a net loss of approximately $0.4 million, of which our portion was $38,000.

(4)
Brawley CA 122, LLC – During May 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 25 acre proposed 122 single-family subdivision to be known as River Drive Subdivision in Brawley, CA.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in December 2008, the property was written down approximately $0.6 million, of which our portion was approximately $0.2 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(5)
V & M Homes at the Palms, Inc. – During July 2008, we, VRM I, and VRM II acquired through foreclosure proceedings an 80 acre parcel of land in Florence, AZ.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in February 2009, the property was written down approximately $0.4 million, of which our portion was approximately $0.1 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(6)
MRPE, LLC – During August 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 132.03 acres of land within the Wolf Creek Estates Master Planned Community, located in Mesquite, NV.  Our manager has evaluated the carrying value of the property and based on its analysis, updated appraisal obtained in January 2009, and current sales price, the property was written down approximately $7.6 million, of which our portion was approximately $0.6 million, during the year ended December 31, 2008.  The property is currently listed for sale at approximately $7.0 million, which approximates the total book value, plus selling costs, for this property held by us, VRM I and VRM II.

(7)
Jeffrey's Court, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings 4.92 acres of land to be developed into 119 condominium units in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on its analysis, updated appraisal obtained in January 2009, and current sales price, the property was written down approximately $1.4 million, of which our portion is approximately $0.3 million, during the year ended December 31, 2008.  The property is currently listed for sale.

(8)
Cliff Shadows Properties, LLC – During September 2008, we, VRM I, and VRM II acquired through foreclosure proceedings a 106 Unit Townhouse Project known as Cliff Shadows Townhomes located in Las Vegas, NV.  Our manager has evaluated the carrying value of the property and based on an updated appraisal obtained in September 2008 and the current purchase agreement, the property was written down approximately $8.4 million, of which our portion was approximately $0.4 million, during the year ended December 31, 2008.  During January 2009, our manager received a sales agreement to purchase the property for approximately $9.6 million, of which our portion would be approximately $0.5 million.  On March 6, 2009, we, VRM I, and VRM II completed the sale of 98 units, with the remaining units pending final escrow.

Timing of Distributions

If our members approve the Plan and Dissolution, our Manager currently intends to make quarterly  Distributions to our members of proceeds from the payoff of our outstanding real estate loans and,  the sale of foreclosed properties, less any amounts allocated by our Manager in Reserve to provide for the payment of our expenses and liabilities in connection with the Dissolution.  We also currently intend to distribute on a quarterly basis, to the extent available, Net Income Available for Distributions received from income on our investments in real estate loans.  Our Manager will retain discretion to make  such distributions of income on a monthly basis.

Although we cannot predict with any certainty the exact timing of our distributions, we anticipate that the liquidation of our real estate loans may take up to two years and the sale of foreclosed properties may take up to five years, with the Dissolution process being substantially completed by August 31, 2014.  There are a number of factors that could delay our anticipated timetable, including the following:

•
Delays in the sale of real estate held by us through foreclosures, which may take many years to complete due to the time required to resolve pending litigation and bankruptcy matters involving foreclosed properties and to identify suitable buyers and consummate the sale of such properties;

•	Delays in distributions resulting from defaults in the payment of interest or principal when due on our real estate loans;

•	Lawsuits or other claims asserted by or against us;

•	Unanticipated legal, regulatory or administrative requirements; and

•	Delays in settling our remaining obligations.

Dissolution under Nevada Law

Nevada law provides that a limited liability company may dissolve upon an occurrence of an event specified in that company’s operating agreement.  Section 6.2.1 of the Operating Agreement provides that our members may elect to dissolve and windup the Company prior to the expiration of the Company’s term upon the affirmative vote of holders of a majority of our outstanding membership units.  Following such approval, the dissolution is effected in accordance with Article 12 of the Operating Agreement by filing the articles of dissolution with the Secretary of State of Nevada.  The limited liability company is dissolved upon the effective date of its articles of dissolution.

Section 86.505 of the Nevada Revised Statutes provides that once a limited liability company is dissolved, it continues its existence but may not carry on any business except that appropriate to winding up and liquidating its business and affairs.  The process of winding up includes:

•	Collection of assets and disposition of properties;

•	Satisfaction or making reasonable provision for satisfaction of liabilities;

•	Distribution of any remaining assets to the members of the limited liability company; and

•	Prosecution and defense of any pending actions, proceedings and claims.

Section 86.521 of the Nevada Revised Statutes provides that, in settling accounts after dissolution, the liabilities of a limited liability company are entitled to payment in the following order:

(i)
First, to those creditors, including members who are creditors, in the order of priority as provided and to the extent otherwise permitted by law, except those to members of the limited liability company on account of their contributions;

(ii)	Second, to members of the limited-liability company in respect of their share of the profits and other compensation by way of income on their contributions; and

(iii)	Finally, to members of the limited-liability company in respect of their contributions to capital.

Description of the Plan

If the Plan is approved by the Company’s members, our Manager will, pursuant to the Plan, dissolve the Company and proceed to dispose of the Company’s assets after providing for the liabilities of the Company.  The following describes generally certain material provisions of the Plan and is qualified in its entirety by reference to such Plan, a copy of which is attached to this proxy statement as Annex A.

Dissolution. The Plan provides for the filing of documents with the Nevada Secretary of State and elsewhere as required to terminate the existence of the Company immediately after the Manager has determined that all requirements have been met under our Operating Agreement and Nevada law.  There is no time period required by the Plan, our Operating Agreement or law within which the Company must wind up its affairs and complete its liquidation.  However, the Company believes this process will be substantially complete by August 31, 2014.

Disposition of Assets. The Plan authorizes the Company to begin concluding the affairs of the Company on the date the Plan has been approved by the members (the “Effective Date”).  The sale of the Company’s assets by the Company may be to one or more persons, at public or private sales.  Although the Manager currently anticipates that the Company’s assets will be sold to more than one person in more than one transaction, if the Manager receives proposals from persons interested in purchasing all of the Company’s assets, the Plan authorizes the Manager, and the Manager currently intends, to evaluate such proposals and any similar proposals.

In order to liquidate the Company, the Company shall no longer invest in loans secured by real estate.  The Company shall continue to distribute its earnings, less reasonable reserves established by the Manager, to liquidate the Company.  Upon the repayment of loans by borrowers the Company will distribute on a quarterly basis the proceeds from such repayments to its members less reasonable reserves established by the Manager.  The Manager will continue to hold for sale foreclosed properties and upon the sale of such foreclosed properties shall distribute to its members the net proceeds less reasonable reserves.  Once all loans have been paid and all foreclosed properties have been sold all cash shall be distributed in accordance with our Operating Agreement and Section 86.521 of the Nevada Revised Statutes.

During the process of winding up, the Manager shall have the discretion to extend the maturity date of any loan in accordance with the terms of the loan.  It is anticipated the liquidation of the loans may take up to two (2) years and the sale of foreclosed properties may take up to five (5) years.  The prices obtained upon sale of the Company’s assets will depend upon the market conditions at the time of each sale, which generally will be beyond the Company’s control.

Manager Authority. After the Effective Date, the Manager will collect and  disburse  the assets of the Company, applying them to the payment, satisfaction and discharge of the existing debts and obligations of the Company, including the necessary expenses of liquidation, and the Manager may distribute the remaining assets among the members, carry out the contracts of the Company, sell all or any part of the assets of the Company at a public or private sale, sue or be sued in their own names or in the name of the Company and do all other acts consistent with law and the Operating Agreement necessary and proper to liquidate the Company and wind up its affairs.

Provisions for Liabilities.  All liabilities of the Company are to be paid, provided for, settled, or otherwise satisfied in the manner determined by the Manager.  A reserve fund of cash or other assets, if required, will be retained in an amount determined by the Manager to be necessary for the payment of estimated liabilities.

Distributions to Members.  Distributions to the Company’s members will be made at such times and upon such terms as determined by the Manager.  While no assurances can be given as to the amounts to be distributed or the timing of distributions, the Manager intends to dispose of the Company’s assets as promptly as practicable.  In addition to the factors discussed above affecting the Company’s net asset value, the amount actually distributed to members will depend upon the amounts deemed necessary or appropriate by the Manager to pay or provide adequately for all of the Company’s debts and liabilities, fixed or contingent, and for the payment of the expenses of adopting and implementing the Plan.

Liquidating Trust.  The Manager also will have the authority to transfer assets and liabilities of the Company to a liquidating trust designated by the Manager and act as the trustee.  It is expected that a liquidating trust would be employed only in the event that the liabilities of the Company could not be paid or provided for by means of a reserve fund or if the assets of the Company could not be converted into a form appropriate for distribution to the members before August 31, 2014.  It is intended that the transfer of assets or liabilities to a liquidating trust, if one were employed, and the distribution to members of the non-transferable beneficial interests therein would constitute a part of the final liquidating distribution by the Company to its members of their pro rata interest in the remaining assets of the Company.

Indemnification. The Operating Agreement currently provides for the Company to indemnify, to the extent permitted by Nevada law, the Manager.  The Plan provides that such rights of indemnification will survive the termination of the Company and may be satisfied only out of the assets of any reserve fund or liquidating trust which has assumed the liability of the Company therefor or out of the proceeds of insurance, but not from distributions to the Company’s members.

Modification and Abandonment.  The Plan may be amended by the Manager if it determines that such action would be in the best interests of the Company and its members.  Any amendment which appears necessary but would materially and adversely affect the interests of the members must be approved by the members holding a majority of the outstanding units of the Company.  While the Manager does not anticipate taking such action, Nevada law also authorizes the Manager to abandon the Plan at any time, including after a vote of the members approving the Plan, if it determines that abandonment would be in the best interests of the Company or its members.

Non-approval of the Plan

If the members do not approve the Plan, the Manager currently intends to continue to transact business by investing in loans secured by real estate and to consider alternative courses of action.

Dissenters’ Rights

Under Nevada law, members of the Company will not have rights of appraisal or similar dissenters’ rights with respect to the Plan.

Government Approvals

Except for filing of the articles of dissolution and compliance by us with the applicable Nevada law and the rules and regulations of the SEC and the Internal Revenue Code of 1986, as amended, no United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Plan and Dissolution.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain material U.S. federal income tax consequences to you of the liquidation under the Plan and Dissolution.  This discussion is not a complete analysis of all potential consequences, nor does it address any tax consequences arising under any state, local, foreign or other tax laws.  The discussion is based on current U.S. federal income tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”).  There can be no assurance that the Internal Revenue Service will not take a contrary position regarding the tax consequences of the liquidation or that any such contrary position would not be sustained by a court.

The summary applies only to members who hold their interests in the Company as capital assets within the meaning of Section 1221 of the Code and does not apply to members who received their interests pursuant to the exercise of employee options or otherwise as compensation or to certain types of members who may be subject to special rules (such as tax-exempt investors, financial institutions, brokers and dealers in securities, banks, thrifts, trusts, insurance companies, corporations that may be treated as personal holding companies under the Code or persons holding our interests as part of a hedge, straddle or other risk reduction, constructive sale or conversion transaction).  This discussion applies only to “United States persons” within the meaning of the Code.  Additionally, if a partnership holds our interests, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership.  Partners of partnerships holding interests in the Company should consult their tax advisors regarding the tax consequences of the liquidation.

General

Approval of the Plan and Dissolution generally should not affect the U.S. federal income tax rules applicable to your investment in the Company.  Throughout the process of liquidation, the Company should continue to be treated as a partnership for federal income tax purposes.  Certain federal income tax consequences of the liquidation are summarized below.

Distributive Shares

As a partnership for federal income tax purposes, the Company will continue not to be subject to federal income tax, but the members will be taxed on their respective distributive shares of the Company’s income, gain, loss, deductions and credits resulting from transactions pursuant to the liquidation, which will “flow through” the Company to the members.  Each member will continue to report on its federal income tax return its distributive share of the Company’s items of income, gain, loss, deduction and credit for the taxable year, whether or not amounts of cash or other property representing such distributive share have been actually distributed to it.  Income will generally include any income from the cancellation of Company debt during the liquidation process unless an exception applies under the Code.  Members will be required to treat the Company’s tax items consistently with their treatment on the information tax returns filed by the Company unless the member discloses the inconsistency.

The Company expects to recognize ordinary income and capital gains and losses during the process of liquidation.  Further, to the extent the Company is considered to have held the assets it liquidates for sale to customers in the ordinary course of business, any gain or loss on such sales would be considered ordinary income or loss and would be considered unrelated business taxable income for tax-exempt members.  Whether assets are held for sale to customers generally depends on an interpretation of the facts and circumstances involving any sales, including the number, frequency, regularity and nature of dispositions and the activities of the person facilitating such dispositions.  Although we do not anticipate sales pursuant to our liquidation being characterized in this manner, no assurances can be given due to the fact-intensive nature of the determination and the fact that any characterization ultimately will depend on the manner in which we are able to liquidate our assets.

Distributions

Distributions of cash or other property generally may be received by a member without federal income tax.  However, in some circumstances distributions will be taxable.  Cash and certain marketable securities distributed in excess of a member’s adjusted tax basis in its interest in the Company generally would be treated as gain from the sale or exchange of such interest.  Any such gain generally would be treated as a capital gain, and as to non-corporate members who will have held their interests for more than one year, would qualify for lower federal income tax rates.  If the Company distributes any asset, other than marketable securities, in-kind to any or all of its members, generally no gain will be recognized by a member until such time as the member disposes of the asset.  To the extent distributions were considered liquidating distributions, generally the members would receive bases in assets distributed in-kind corresponding to their remaining bases in their interests in the Company.  A member’s adjusted tax basis in its interest is generally equal to its contributions to the capital of the Company, plus its distributive share of the Company’s income and gains, minus the Company’s distributions to it and its distributive share of the Company’s deductions and losses.

If a member realizes a loss upon the Company’s final liquidating distribution (i.e., the member’s adjusted tax basis in its interest, after taking into account all of the Company’s income, gains, losses and deductions and all prior distributions, exceeds the amount or value of the final distribution to the member), the member will be entitled to recognize such loss for federal income tax purposes only if the Company’s liquidating distribution consists solely of cash, “unrealized receivables” and “inventory” (each as defined in the Code).  If the Company distributes “unrealized receivables” or “inventory”, a portion of any gain or loss may be characterized as ordinary income or loss.  Generally, however, any loss would be a capital loss, the current utilization of which is limited to the amount of the member’s capital gains for the year (plus, in the case of a non-corporate member, $3,000).

THE TAXATION OF PARTNERS IN PARTNERSHIPS IS COMPLEX.  THE ABOVE DISCUSSION DOES NOT ATTEMPT TO COMMENT UPON ALL TAX MATTERS THAT MAY AFFECT THE COMPANY OR ITS MEMBERS IN THE COURSE OF THE LIQUIDATION, NOR DOES IT CONSIDER THE VARIOUS FACTS OR LIMITATIONS THAT MAY BE RELEVANT TO ANY PARTICULAR MEMBER.  MEMBERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL, FOREIGN AND NON-INCOME TAX CONSEQUENCES TO THEM OF THE LIQUIDATION.

Vote Required

The affirmative vote of the holders of a majority of our outstanding units is required to approve the Dissolution pursuant to the Plan set forth in Annex A attached hereto.

Recommendation of the Manager

Our Manager recommends that the members vote FOR the dissolution and winding up of the Company.

OTHER MATTERS

Our Manager knows of no other business that will be presented at the Special Meeting.  If any other business is properly brought before the Special Meeting, proxies received will be voted in respect thereof in accordance with the recommendation of the Manager.  If no recommendation is made by the Manager the proxy holder will vote your units in its own discretion.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

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DESCRIPTION OF THE COMPANY

Our Business

Vestin Fund III, LLC was organized in April 2003 as a Nevada limited liability company for the purpose of investing in commercial real estate loans (hereafter referred to as “real estate loans”) and income-producing real property.  On March 5, 2007, a majority of our members approved the Third Amended and Restated Operating Agreement, which limits the Company’s investment objectives to investments in real estate loans.  Prior to adopting this amendment, we also invested in revenue-generating commercial real estate, which we sold in November 2006.

We invest in loans secured by real estate through deeds of trust or mortgages (hereafter referred to collectively as “deeds of trust” and as defined in our Operating Agreement as “Mortgage Assets”).  We commenced operations in February 2004.  We will continue our operations until December 2023 unless dissolved prior thereto or extended by vote of the members under the provisions of our Operating Agreement.

We are not a mutual fund or an investment company within the meaning of the Investment Company Act of 1940, nor are we subject to any regulation there under.  As a company investing in real estate loans we are subject to the North American Securities Administration Association Mortgage Program Guidelines (the “NASAA Guidelines”) promulgated by the state securities administrators.  Prior to March 5, 2007, we also invested in real estate and were subject to the North American Securities Administration Association Real Estate Guidelines.

Our manager is Vestin Mortgage, Inc., a Nevada corporation, which is a wholly owned subsidiary of Vestin Group, Inc. (“Vestin Group”), a Delaware corporation.  Michael Shustek, the CEO and director of our Manager, wholly owns Vestin Group, Inc., which is engaged in asset management, real estate lending and other financial services through its subsidiaries.

Employees

We have no employees.  Our Manager, Vestin Originations and their parent company, Vestin Group, have provided and will continue to provide all of the employees necessary for our operations.  As of December 31, 2008, those entities had a total of 21 full-time and no part-time employees.  All employees are at-will employees and none are covered by collective bargaining agreements, except John Alderfer our manager’s prior CFO.  Mr. Alderfer is party to an employment, non-competition and confidentiality contract with Vestin Group, Inc., the parent company of our Manager, through December 31, 2008.

Facilities

Our Manager shares office facilities, in Las Vegas, Nevada, with its parent corporation, Vestin Group, in a building, which a company wholly owned by our CEO holds the majority interest and an unrelated third party holds the minority interest.  Our Manager believes that this facility is adequate for their foreseeable office space needs.  We do not have any separate offices.

Litigation

Please refer to Note K – Legal Matters Involving the Manager and Note L – Legal Matters Involving the Company in Part II, Item 8 Financial Statements and Supplementary Data of the 2008 Annual Report on Form 10-K attached hereto as Annex B for information regarding our legal proceedings, which are incorporated herein by reference.

Annual Report and Financial Statements

Financial statements of the Company contained in the 2008 Annual Report and accompanying this proxy statement are incorporated herein by reference and made a part hereof.  Additional copies of these reports, as filed with the Securities and Exchange Commission (but excluding exhibits), may be obtained without charge, upon written request directed to Vestin Fund III, LLC, 6149 S. Rainbow Blvd., Las Vegas, Nevada 89118, Attention: Michael V. Shustek, Telephone No.  (702) 227-0965.

SELECTED FINANCIAL DATA

The following tables contain our selected consolidated financial and operating data.  This data should be read in conjunction with our audited consolidated financial statements and the related notes, and the Management’s Discussion and Analysis of Financial Condition and Results of Operations set forth in the 2008 Annual Report attached hereto.

	Balance at December 31,
Vestin Fund III, LLC	2008	2007	2006	2005	2004

Balance Sheet Data:

Investments in real estate loans (net of allowance)	$7,866,000	$20,825,000	$26,999,000	$22,964,000	$13,520,000
Cash, cash equivalents, certificates of deposits and marketable securities-related party	$1,844,000	$3,833,000	$1,650,000	$1,167,000	$6,286,000
Cash - restricted	$985,000	$985,000	$985,000	$--	$--
Real estate held for sale	$2,734,000	$546,000	$575,000	$--	$--
Investment in real property (net of depreciation)	$--	$--	$--	$9,591,000	$9,814,000
Assets under secured borrowing	$--	$--	$4,430,000	$527,000	$2,590,000
Deferred offering costs	--	$--	$--	$--	$926,000
Total assets	$13,447,000	$26,390,000	$34,925,000	$34,710,000	$33,374,000
Long term liabilities	$--	$--	$--	$4,830,000	$4,928,000
Total liabilities	$1,187,000	$1,111,000	$5,508,000	$5,551,000	$8,612,000
Members’ equity	$12,260,000	$25,279,000	$29,417,000	$29,159,000	$24,762,000

	For the Years Ended December 31,
	2008	2007	2006	2005	2004

Income Statement Data:

Revenues	$945,000	$2,502,000	$3,363,000	$3,583,000	$2,328,000
Operating expenses	6,385,000	1,323,000	1,277,000	1,294,000	990,000

Operating income (loss)	(5,440,000)	1,179,000	2,086,000	2,289,000	1,338,000
Non-operating income (loss)	(1,117,000)	239,000	132,000	33,000	32,000
Income (loss) from real estate held for sale	(3,456,000)	(93,000)	2,612,000	--	--

Net income (loss)	$(10,013,000)	$1,325,000	$4,830,000	$2,322,000	$1,370,000

Income (loss) from operations per weighted average membership units	$(2.33)	$0.46	$0.72	$0.81	$0.76
Net income (loss) per weighted average membership units	$(4.30)	$0.51	$1.67	$0.82	$0.78
Cash distributions per weighted average membership units	$0.30	$0.85	$0.88	$0.91	$0.77
Weighted average membership units	2,330,146	2,579,314	2,896,025	2,816,468	1,751,700

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

Shown below is certain information as of April 30, 2009, with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of number of membership units by the only persons or entities known to us to be a beneficial owner of more than 5% of the outstanding membership units.  Unless otherwise noted, the percentage ownership is calculated based on 2,024,424 membership units as of April 30, 2009.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Michael V. Shustek 6149 South Rainbow Boulevard Las Vegas, NV 89118	Sole voting and dispositive power of 253,583 units (1)	12.52%

The following table sets forth the total number and percentage of our membership units beneficially owned as of March 31, 2009 by:

•	each of our manager’s directors;

•	our manager’s chief executive officer and other executive officers; and

•	all of our manager’s executive officers and directors as a group.

Unless otherwise noted, the percentage ownership is calculated based on 2,024,424 units of our total outstanding membership units as of April 30, 2009.

		Common Shares Beneficially Owned
Beneficial Owner	Address	Number	Percent

Michael V. Shustek (1)	6149 S. Rainbow Blvd. Las Vegas, NV 89118	253,583	12.52%
Rocio Revollo	6149 S. Rainbow Blvd. Las Vegas, NV 89118	--	--
All directors and executive officers of our manager as a group		253,583	12.52%

(1)
Includes 54,863 units held by our manager, 160,857 units held by Shustek Investments, 34,856 units held by inVestin and 2,963 units held by Mr. Shustek’s wife.  Mr. Shustek is the Chairman, President and Chief Executive Officer of our manager and indirectly owns all of the capital stock of our manager through Vestin Group, Inc. a company wholly owned by Mr. Shustek.  Mr. Shustek is the sole owner, Chairman, President and Chief Executive Officer of Shustek Investments, Inc.  Mr. Shustek is the sole owner, Chairman, President and Chief Executive Officer of inVestin Nevada, Inc.  Mr. Shustek has sole voting and investment power in all these units.

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WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy and information statements and other information with the SEC under the Exchange Act.  You may read and copy this information at the Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549-1004.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330.  You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-1004.

The Company files its reports, proxy statements and other information electronically with the SEC.  You may access information on the Company at the SEC web site containing reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

The SEC also permits us to “incorporate by reference” into this proxy statement important business and financial information about the Company that is not included in this proxy statement.  The following document filed with the SEC by the Company (SEC File No. 000-51301) is incorporated by reference into this proxy statement (excluding portions thereof that are deemed furnished and not filed):

•	The 2008 Annual Report.

You are receiving with this proxy statement our 2008 Annual Report attached hereto as Annex B.  You may obtain additional copies of the 2008 Annual Report incorporated by reference through the Company or the SEC, as described above.  Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in the document.  Members may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from the Company at the following address:

You should rely only on the information contained or incorporated by reference in this proxy statement.  We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement, including the documents incorporated herein by reference.

This proxy statement is dated May 11, 2009.  There may be changes in the affairs of the Company after the date of this proxy statement, which are not reflected in this document.  We have not authorized anyone to give any information or make any representation about the matters addressed in this proxy statement that differs from, or adds to, the information in this document or in the Company’s documents that are publicly filed with the SEC.  Therefore, if anyone does give you different or additional information, you should not rely on it.

By Order of Manager,

Vestin Mortgage, Inc.

	By:	Michael V. Shustek
Chairman of the Board of Directors,
Chief Executive Officer and President
Dated: May 11, 2009
Las Vegas, Nevada

Proxy Solicited By the Manager of Vestin Fund III, LLC

For the Special Meeting of Members

To be held July 2, 2009

The undersigned revokes all previous proxies and hereby appoints Michael V. Shustek and Daniel Stubbs, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all units of Vestin Fund III, LLC (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Members of the Company to be held at 6149 South Rainbow Boulevard, Las Vegas, Nevada 89118 on July 2, 2009 at 10:00 a.m. Pacific Time (the “Special Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present, upon and in respect of the following materials and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting  The units represented by this proxy shall be voted in the manner set forth on the reverse side.

THE UNDERSIGNED HEREBY DIRECTS AND AUTHORIZES SAID PROXIES, AND EACH OF THEM, OR THEIR SUBSTITUTES, TO VOTE AS SPECIFIED ON THIS PROXY CARD WITH RESPECT TO THE PROPOSALS LISTED IN THE PARAGRAPH ON THE REVERSE SIDE, OR IF NO SPECIFICATION IS MADE, TO VOTE IN FAVOR THEREFOR.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

THE MANAGER RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS

Vote on Proposals:

1.  To approve the dissolution and winding up of the Company pursuant to the plan of complete liquidation and dissolution of the Company in the form attached as Annex A to the proxy statement accompanying this proxy card.

☐FOR ☐AGAINST ☐ABSTAIN*
2. In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.	☐FOR ☐AGAINST ☐ABSTAIN* •An abstention is the equivalent of a vote against the proposals. •Please indicate your vote by placing an ☒ in one of the boxes for each proposal.

This proxy, when signed, will be voted in the manner directed herein by the undersigned unit holder.  If no direction is provided, this proxy will be voted as recommended by the Company’s manager, Vestin Mortgage, Inc., or if no recommendation is given, in the discretion of the proxy holders.

The undersigned hereby acknowledges receipt of notice of the Special Meeting and the proxy statement dated May 11, 2009, relating to the Special Meeting. Please read the enclosed proxy statement, then vote and return the card in the envelope provided at your earliest convenience.

□ MARK HERE FOR ADDRESS CHANGE. If your address has changed, please provide your correct address in the space below.
Important: Please sign exactly as your name appears hereon, date and return this Proxy.  When units are held by jointly, both holders should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

Dated:

Signature	Signature if jointly held